Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

Date as of December 22, 2023,

By and Among

Key Knife, Inc.,

Key Knife Canadian Investments Corporation,

Key Knife, Inc., Employee Stock Ownership Trust,

Kadant Inc.

and

Kadant Canada Corp.
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2.32 Bank Accounts	39
2.33 No Other Agreements	39

ARTICLE 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE ESOT	40
3.1 Title	40
3.2 No Conflict	40
3.3 Validity and Enforceability	40
3.4 Litigation	40
3.5 Ownership of Company Assets	40

ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER	41
4.1 Organization, Power and Standing	41
4.2 Authority; No-Conflict	41
4.3 Validity and Enforceability	41
4.4 Investment Representations	41
4.5 Brokers	41
4.6 Financial Ability	42

ARTICLE 5. COVENANTS OF THE COMPANY AND THE ESOT	42
5.1 Access	42
5.2 Conduct of the Business	44
5.3 Efforts	45
5.4 ESOT Matters	45
5.5 Third Party Approvals	46
5.6 Stub Period Financial Statements	46
5.7 Nonsolicitation	46
5.8 Remedies	46
5.9 Reasonable Restrictions	46
5.10 Benefit Plans	47
5.11 Tail Policy	47
5.12 Litigation Cooperation	47
5.13 Subsidiary Dispositions	48
5.14 Updates to Schedules	48

ARTICLE 6. COVENANTS OF THE BUYER	48
6.1 Representations and Warranties	48
6.2 Efforts	48
6.3 Operation of Business	48
6.4 Confidentiality/Non-Disparagement	48
6.5 Benefit Plans	49

ARTICLE 7. TAX COVENANTS	49
7.1 Tax Periods Ending on or Before the Closing Date	49
7.2 Tax Periods That Include But Do Not End on the Closing Date	49
7.3 Cooperation on Tax Matters	49
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7.4 Control of Audits	50
7.5 Certain Taxes	50
7.6 Election under Code Section 338(h)(10)	51

ARTICLE 8. CONDITIONS TO CLOSING	52
8.1 Conditions to Obligations of the Buyer	52
8.2 Conditions to Obligations of the Company	55

ARTICLE 9. TERMINATION	55
9.1 Termination	55
9.2 Effect of Termination	56
9.3 Termination Fee	56

ARTICLE 10. SURVIVAL; INDEMNIFICATION	57
10.1 Survival	57
10.2 Indemnification of Buyer Indemnified Parties.	57
10.3 Indemnification of ESOT	58
10.4 Indemnification Limits.	58
10.5 Procedures for Indemnification of Third Party Claims	59
10.6 No Contribution	60
10.7 Representations and Warranties Policy	60
10.8 Right of Set-Off	60
10.9 Reduction for Insurance	60
10.10 Exclusive Remedy	60
10.11 No Effect	61

ARTICLE 11. MISCELLANEOUS	61
11.1 Notices	61
11.2 No Waiver; Nonexclusive Remedies	62
11.3 Amendments and Waivers	62
11.4 Choice of Law; Forum	62
11.5 WAIVER OF JURY TRIAL	63
11.6 Successors and Assigns	63
11.7 Entire Agreement	63
11.8 Schedules and Exhibits	63
11.9 Counterparts	63
11.10 Expenses	64
11.11 No Third Party Beneficiaries	64
11.12 Publicity	64
11.13 Further Assurances	64
11.14 Specific Performance	64
11.15 Construction of Agreement	64
11.16 Actions as Trustee	66

ARTICLE 12. DEFINITIONS	66
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SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (the “Agreement”) is entered into as of December 22, 2023, by and among (i) Key Knife, Inc., an Oregon corporation (the “Company”); (ii) Key Knife Canadian Investments Corporation, a corporation formed under the Business Corporations Act (Ontario) (the “Key Knife Canada”); (iii) Key Knife, Inc. Employee Stock Ownership Trust (the “ESOT”), acting herein through Argent Trust Company, as Trustee (“Trustee”) not in its corporate capacity but solely in its capacity as Trustee; (iv) Kadant Inc., a Delaware corporation (the “US Buyer”); and (v) Kadant Canada Corp., a corporation formed under the Nova Scotia Companies Act (the “Canadian Buyer” and, collectively with the US Buyer, the “Buyer”).
Introduction
WHEREAS, the ESOT owns all of the outstanding equity securities of the Company (the “Company Securities”), and the Company owns all of the outstanding equity securities of Key Knife Canada (the “Key Knife Canada Securities” and, collectively with the Company Securities, the “Purchased Securities”);
WHEREAS, the Company sponsors and has adopted the Key Knife, Inc. Employee Stock Ownership Plan (the “ESOP”) which provides the terms and conditions by which the ESOT allocates the Company Securities to the benefit of the participants in the ESOP (the “ESOP Participants”);
WHEREAS, the Company has appointed the Trustee as the sole trustee of the ESOT;
WHEREAS, the Trustee is appointed to act on behalf of the ESOP Participants and pursuant to the ESOT shall act on behalf of the ESOT in relation to the Company Securities and this Agreement;
WHEREAS, the purchase and sale of the Purchased Securities and the other transactions contemplated hereby and by the other Transaction Documents (as defined below) are sometimes collectively referred to herein as the “Transactions”;
WHEREAS, the board of directors of the Company has reviewed the terms and conditions of the Agreement and the Transactions and has approved the same and has recommended the Transactions as in the best interests of the Company;
WHEREAS, the Canadian Buyer desires to purchase, and the Company desires to sell, all of the Key Knife Canada Securities on the terms set forth herein; and
WHEREAS, immediately subsequent to the purchase and sale of the Key Knife Canada Securities, the US Buyer desires to purchase, and the ESOT desires to sell, all of the Company Securities on the terms set forth herein; and
WHEREAS, an index of defined terms used herein is set forth in Article 12.

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NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE; CLOSING
1.1Purchase and Sale. In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, at the Closing, (a) first, the Company shall sell to the Canadian Buyer, and the Canadian Buyer shall purchase from the Company, the Key Knife Canada Securities (the “Key Knife Canada Closing”); and (b) second, subsequent to consummation of the Key Knife Canada Closing and distribution of the proceeds of the Key Knife Canada Closing to the ESOT, the ESOT shall sell to the US Buyer, and the US Buyer shall purchase from the ESOT, the Company Securities (the “Key Knife US Closing” and, collectively with the Key Knife Canada Closing, the “Closing”). At the Closing, the Company, individually and on behalf of the ESOT, will deliver certificates representing the Purchased Securities to the Buyer duly endorsed for transfer and free and clear of all liens, claims, encumbrances, security interests and restrictions of any kind (“Liens”), other than restrictions on transfers under applicable securities laws.
1.2Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the Closing will take place remotely, via electronic exchange of funds and documents on the later of (a) two business days after the conditions set forth in Article 8 are satisfied (other than those conditions which by their nature are normally satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or waived in writing, but in no event earlier than January 1, 2024 and (b) such other date that is agreed to in writing by the Company and the Buyer (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. local time on the Closing Date.
1.3Certain Definitions; Pre-Closing Deliveries.
(a)Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
“Accounting Principles” means United States generally accepted accounting principles as of the date hereof (“GAAP”) and, to the extent consistent with GAAP, the historical accounting practices of the Company and its Subsidiaries as reflected in the most recent financial statements described in Section 2.8(a), without giving effect to purchase accounting arising from the consummation of the Transactions.
“Action” means any arbitration, judicial or administrative action, suit, litigation mediation, claim, complaint, dispute, action, demand, grievance, audit, investigation, inquiry, inspection, examination, notice letter, proceeding (public or private) or governmental proceeding.
“Accrued Bonuses” means the amount of accrued but unpaid employee bonuses of the Company and its Subsidiaries on a consolidated basis as of the Closing, including bonuses pursuant to the Company’s Company-wide Operating Profit Bonus Plan.

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“Acquisition Proposal” shall mean any inquiry (in writing or otherwise) offer, proposal or indication of interest from any Third Party relating to any transaction or series of related transactions involving (a) any acquisition or purchase by any Third Party, directly or indirectly, of (i) assets (including capital stock of Subsidiaries of the Company) representing (x) 50% or more of the consolidated net revenues of the Company and its Subsidiaries immediately prior to such transaction or series of transactions or (y) 50% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or (ii) 50% or more of any class of outstanding voting or equity securities of the Company, (b) any tender offer (including a self-tender) or exchange offer that, if consummated, would result, directly or indirectly, in any Third Party (or the shareholders thereof) beneficially owning 50% or more of any class of outstanding voting or equity securities of the Company or the surviving entity or (c) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, or liquidation, dissolution, recapitalization, extraordinary dividend, other significant corporate reorganization or other similar transaction involving the Company or any of its Subsidiaries, (i) pursuant to which 50% or more of any class of outstanding voting or equity securities of the Company or the resulting entity would be beneficially owned by any Third Party (or the direct or indirect parent entity of such Third Party or the shareholders of such Third Party) or (ii) which would result in assets (including capital stock of Subsidiaries of the Company) representing (x) 50% or more of the consolidated net revenues of the Company and its Subsidiaries immediately prior to such transaction, or series of transactions or (y) 50% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, being, directly or indirectly, acquired by or sold to any Third Party.
“Adequate Consideration” means as such term is defined within ERISA Section 3(18), in the case of an asset other than a security for which there is a generally recognized market, the fair market value of the asset as determined in good faith by the trustee or named fiduciary pursuant to the terms of the plan and in accordance with associated regulations.
“Affiliate” of a specified Person means, any other Person that, directly or indirectly, is controlled by, controls, or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means and shall include, (i) the ownership of 10% or more of the voting securities or other voting interests of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, as an officer or a director, or otherwise. In the case of a natural person, “Affiliate” shall also include any relative of such person and any trust or other entity of which any such relative is a party or a current or contingent beneficiary.
“Base Purchase Price” means One Hundred Fifty-Five Million Eight Hundred Thousand Dollars ($155,800,000.00).
“Closing Company Indebtedness” means all Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing.
“Closing ESOT Indebtedness” means all Indebtedness of the ESOT, if any, as of immediately prior to the Closing. ESOT Indebtedness as such debt is incurred as part of an internal

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loan between the Company and the ESOT is not considered ESOT Indebtedness for purposes of this Agreement.
“Closing Payment” means the Closing Purchase Price minus the Escrow Amount.
“Closing Purchase Price” means the sum of the Base Purchase Price plus (i) the amount, if any, by which the Closing Working Capital exceeds $16,338,000, or minus the amount, if any, by which the Closing Working Capital is less than $16,338,000, plus (ii) the amount of Purchased Cash, minus (iii) the amount of Closing Company Indebtedness, minus (iv) the amount of Closing ESOT Indebtedness, if any, minus (v) the amount of the Transaction Expenses as of Closing, minus (vi) the Accrued Bonuses. The Closing Purchase Price shall be finally determined in accordance with Section 1.5.
“Closing Working Capital” means, on a consolidated basis as of 12:01 a.m. Eastern Time on the Closing Date, without duplication (i) the accounts receivable, inventory, prepaid expenses and other current assets of the Company and its Subsidiaries, in each case net of reserves, minus (ii) the accounts payable, accrued expenses, accrued compensation (including without limitation salaries, employee bonuses, and sales or payroll Tax obligations), and all other current Liabilities of the Company and its Subsidiaries, provided, however, that the calculation of Closing Working Capital shall exclude Purchased Cash, Closing Company Indebtedness, Closing ESOT Indebtedness, if any, Transaction Expenses, Accrued Bonuses, deferred Tax assets, assets and liabilities of Key Knife Chile Limitada. and the following items, as noted in Exhibit 1.1 and consistent with the methodology set forth therein: (v) investment in Subsidiaries; (w) intercompany account receivable with Key Knife Chile Limitada; (x) ESOP payable for ESOP equivalent plan for non-U.S. employees; (y) interest receivable on investments; and (z) reserve for non-sellable inventory. The Closing Working Capital shall be determined in accordance with the Accounting Principles. With respect to Lindsay, only forty-five percent (45%) of Lindsay’s Closing Working Capital shall be included in the calculation of Closing Working Capital, consistent with the manner in which the Closing Working Capital Target of $16,338,000 was calculated. Attached as Exhibit 1.1 is a calculation of Closing Working Capital as of June 30, 2023 (a) as though Haskins Canada was then wholly-owned by Key Knife Canadian Investments Canada, and (b) including only forty-five percent (45%) of Lindsay’s Closing Working Capital.
“Company 401(k) Plan” means the Key Knife, Inc. 401K and Profit Sharing Plan and Trust.
“Contract” shall mean all contracts, agreements, bonds, notes, indentures, instruments, mortgages, debt instruments, licenses, sublicenses, franchises, leases and subleases, sales orders, purchase orders, arrangements, commitments, obligations, all other understandings or undertakings of any nature and any other legally enforceable promise, whether written or oral, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder to which a Person is a party.
“Environmental Law” shall mean any Legal Requirement or binding agreement and the common law, in each case concerning (A) the presence, release or threatened release of Hazardous Substances or materials containing Hazardous Substances; (B) the management, manufacture, labeling, handling, use, treatment, storage, generation, recycling, reuse,

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transportation, or disposal of or exposure to Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment (including ambient air, soil, soil vapor, surface water or groundwater, or subsurface strata), protection of human health or safety, or protection of natural resources.
“Environmental Permits” means all Permits required to be maintained by any Company under any Environmental Law.
“Escrow Amount” means Five Million Dollars ($5,000,000.00), which will be deposited at the Closing with the Escrow Agent pursuant to the Escrow Agreement.
“Escrow Fund” means the Escrow Amount initially deposited with the Escrow Agent hereunder plus the amounts, if any, subsequently deposited with the Escrow Agent, plus the earnings thereon, less amounts disbursed therefrom, in accordance with this Agreement and the Escrow Agreement.
“ESOP Expenses” means to the extent such costs and expenses are not related to “settlor functions” and are permitted to be paid from ESOP assets under applicable Legal Requirements: (i) expenses incurred by the Trustee or ESOT to restore forfeitures to the participants and beneficiaries of the ESOP; (ii) expenses incurred by the Trustee or ESOT to correct any previously made errors identified in connection with the distribution allocation; and (iii) expenses incurred by the Trustee or ESOT that are required to remedy issues identified in connection with the implementation of the termination of the ESOT.
“ESOT Distribution Retention Amount” means Twenty-Three Million Two Hundred Fifty Thousand Dollars ($23,250,000.00).
“ESOT Trust Agreement” means the Key Knife, Inc. Employee Stock Ownership Trust Agreement, dated as of January 1, 2005.
“Estimated Purchase Price” means the Base Purchase Price, with any increase or decrease thereto shown on the Estimated Purchase Price Certificate and approved by the Buyer.
“Fairness Opinion” means an opinion, in form and substance in accordance with Section 3(18) of ERISA, prepared by the Independent Financial Advisor that: (i) that the consideration to be paid to the ESOT for the Purchased Securities constitutes not less than Adequate Consideration and (ii) that the Transactions are fair to the ESOT and the ESOP Participants from a financial point of view.
“Final Accrued Bonuses” shall mean the Accrued Bonuses as finally determined pursuant to Section 1.5.
“Final Closing Company Indebtedness” shall mean the Closing Company Indebtedness as finally determined pursuant to Section 1.5.
“Final Closing ESOT Indebtedness” shall mean the Closing ESOT Indebtedness as finally determined pursuant to Section 1.5.

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“Final Closing Working Capital” shall mean the Closing Working Capital as finally determined pursuant to Section 1.5.
“Final Purchased Cash” shall mean Purchased Cash as finally determined pursuant to Section 1.5.
“Final Transaction Expenses” shall mean the Transaction Expenses as finally determined pursuant to Section 1.5.
“Fraud” means intentional common law fraud under the laws of the State of Delaware.
“Governmental Entity” means any federal, state, municipal, local or foreign government and any court, tribunal, arbitral body, administrative agency, department, subdivision, entity, commission or other governmental, government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational.
“Haskins Canada” means Haskins Industrial Inc., a corporation formed pursuant to the Ontario Business Corporations Act.
“Hazardous Substances” means any pollutants, contaminants, hazardous substances, hazardous material or hazardous waste regulated pursuant to Environmental Laws including without limitation: (A) those substances defined in or regulated as hazardous materials under the Hazardous Materials Transportation Act, hazardous wastes under the Resource Conservation and Recovery Act, hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), pollutants under the Clean Water Act, contaminants under the Safe Drinking Water Act, nuclear material under the Atomic Energy Act, pesticide under the Federal Insecticide, Fungicide, and Rodenticide Act, toxic substance under the Toxic Substances Control Act, and air pollutant under the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, asbestos-containing materials and radon.
“Indebtedness” means, on a consolidated basis, all principal, interest, fees, premiums, expenses and other obligations and amounts in respect of indebtedness of a Person and its Subsidiaries (whether or not matured or contingent and whether owed to third parties or Affiliates), including: (i) all indebtedness for borrowed money, including deposits or advances of any kind; (ii) all obligations evidenced by mortgages, notes, bonds, debentures, debt securities, or similar interests; (iii) all obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, or surety of performance bonds; (iv) all lease obligations that have been historically recorded as capital leases by the Person and its Subsidiaries or that are required to be recorded as capital leases determined in accordance with GAAP; (v) all obligations of others secured by a Lien on any asset of the Person or any of its Subsidiaries or guaranteed by the Person or any of its Subsidiaries; (vi) all obligations to pay the deferred or unpaid purchase price for assets or services (including, without limitation, all Tax-related payments, earn-out payments, post-closing true up obligations and other similar payments (whether contingent or otherwise) calculated as the

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maximum amount payable under or pursuant to such obligation), other than trade payables incurred in the ordinary course of business consistent with past practice; (vii) all off-balance sheet financings; (viii) all obligations for deferred compensation, severance, or similar arrangements (including the employer portion of all applicable withholding, payroll and similar Taxes and Benefit Plan payments); (ix) all obligations with respect to any unpaid contributions to the ESOT required for the Company’s fiscal year ended December 31, 2022, or otherwise; (x) in the case of the Company and its Subsidiaries, all accrued or unpaid income Tax Liabilities (calculated in accordance with Article 7); (xi) all declared and unpaid dividends or distributions; (xii) all obligations under any interest rate, currency or commodity derivative, hedging or swap agreement or transaction; and (xiii) all payments required to be paid in order to discharge fully all such amounts as of the date of determination. Notwithstanding the preceding, no real property lease obligation in excess of one year following closing will be deemed to be “Indebtedness.” With respect to Lindsay, only forty-five percent (45%) of Lindsay’s Indebtedness shall be included in the calculation of Indebtedness.
“Indemnified Taxes” means (i) all Taxes due with respect to periods prior to the Closing, as determined pursuant to Article 7, (ii) any liabilities for Taxes under Section 965 of the Code, (iii) all Taxes determined pursuant to Section 7.5, (iv) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), (v) any and all Taxes of any Person (other than the Company and its Subsidiaries) as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (vi) any Taxes that are imposed on the Company or its direct or indirect equity holders under Sections 951 or 951A of the Code with respect to income accrued or transactions effected by the Company’s non-U.S. Subsidiaries on or prior to the Closing Date under a “closing of the books” as if the Closing Date were the last day of the taxable year of the Company’s non-U.S. Subsidiaries, and (vii) Losses incurred by the Buyer Indemnified Parties in connection with the foregoing (i) – (vi), including expenses to prepare related Tax Returns.
“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
“IRS Determination Letter” means the issuance by the IRS following Closing of a favorable determination in regards to the termination of the ESOT.
“Key Knife Canada Securities Purchase Price” shall mean Nine Million Two Hundred Thousand Dollars ($9,200,000.00).
“Knowledge of the Company” or any similar phrase shall mean (i) the knowledge of Pamela Anderson, Leslie Boatsman, Donald Corcoran, Misty DuPont, Curtis Goff, Thomas Hinchliff, Andrew Karamanos and Christopher McDonald (individually and collectively “Persons of Knowledge”), and (ii) the knowledge each such individual would acquire after reasonable inquiry of the relevant employee or contractor of the Company or any Subsidiary that would reasonably be expected to have knowledge of the subject matter being represented, to the extent such Person is a direct report of the applicable Person of Knowledge. Any knowledge by any of

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the foregoing persons regarding a representation or warranty in this Agreement will constitute and relate only to their positions with the Company or any Subsidiary, and no personal liability arises to such person because of his or her status as a Person of Knowledge.
“Liabilities” means any liabilities or obligations of any kind or nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due.
“Material Adverse Effect” means any event, change, effect, occurrence, state of facts or development that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect of $500,000 or more on the Business or the affairs, assets, condition (financial or otherwise) or results of operations of the Company or any Subsidiary or any material division of the Company or any Subsidiary, or could adversely affect or detract from the value of the Company, any Subsidiary, their respective assets or the Business, whether or not such effect is foreseeable; provided, that none of the following that occurs after the date of this Agreement shall be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism, but only to the extent such change does not have a disproportionately adverse impact on the Company or any Subsidiary as compared to other businesses in the same industry; (ii) changes that are the result of factors generally affecting the industries in which the Company or any Subsidiary operates, but only to the extent such change does not have a disproportionately adverse impact on the Company or any Subsidiary as compared to other businesses in the same industry; and (iii) any change in any Legal Requirement or GAAP, but only to the extent that such change does not have a disproportionately adverse effect on the Company or any Subsidiary as compared to other businesses in the same industry.
“Organizational Documents” means with respect to an entity, the certificate of incorporation, articles of incorporation, certificate of formation, bylaws, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as in effect from time to time).
“Permitted Liens” means (i) prior to the Closing, the Liens designated as such on Schedule 1.1, (ii) statutory Liens for current Taxes or assessments not yet due and payable and (iii) such other imperfections in title and easements of record, if any, which do not detract, individually or in the aggregate, from the value of or interfere with the present or proposed use by the Company of the real property subject thereto or affected thereby.
“Person” means any natural person or corporation, limited liability company, partnership, trust, unincorporated association, Governmental Entity or other entity or body.
“Purchased Cash” means the amount of cash and cash equivalents, including commercial paper and short-term government bonds, of the Company and its Subsidiaries on a consolidated basis as of the Closing, net of any outstanding checks issued by the Company or a Subsidiary thereof. With respect to Lindsay, only forty-five percent (45%) of Lindsay’s Purchased Cash shall be included in the calculation of Purchased Cash.
“R&W Insurer” means the named insurers pursuant to the R&W Policy.

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“R&W Policy” means the Representations & Warranties Insurance Policy to be issued to US Buyer in connection with the Transactions.
“Release” has the meaning set forth in Section 101(22) of CERCLA.
“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding share capital, voting power, voting securities or other voting equity interest are owned or controlled, or that is otherwise controlled, in each case, directly or indirectly, by such Person. Unless the context clearly requires otherwise, any reference herein to a Subsidiary shall mean a direct or indirect Subsidiary of the Company. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, Lindsay Forest Products Inc., a Washington corporation, Lindsay Forest Products LTD, a corporation formed under the laws of British Columbia, and Haskins Canada shall be deemed to be Subsidiaries of the Company for purposes of this Agreement and the other Transaction Documents.
“Third Party” means any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of Persons, other than Buyer or any of its Affiliates.
“Transaction Expenses” means the unpaid portion of (i) aggregate fees, commissions, costs, expenses and obligations incurred or owed by the ESOT, the Company or any of its Subsidiaries in connection with or arising from the Transactions and the sale process leading up to the Transactions including, without limitation, all amounts in respect of legal, accounting, investment banking, brokerage and other similar fees, costs, expenses and obligations, but excluding any ESOP Expenses; (ii) the aggregate amount payable by the Company or any of its Subsidiaries (including the employer’s portion of all withholding, payroll and similar Taxes and all applicable Benefit Plan payments) in respect of all transaction, sale and change of control bonuses, retention bonuses and similar payments incurred and/or payable in connection with or arising from the Transaction; (iii) the costs and expenses associated with obtaining the D&O Tail Policy pursuant to Section 5.11; and (iv) post-Closing expenses of the ESOT.
(b)Pre-Closing Deliveries. On the date hereof, the Company will furnish to the Buyer (i) a certificate executed by an executive officer of the Company setting forth in reasonable detail (A) the Company’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), including an itemization of the components thereof; (B) the Company’s good faith estimate of Purchased Cash (the “Estimated Purchased Cash”), Closing Company Indebtedness (the “Estimated Closing Company Indebtedness”), Closing ESOT Indebtedness, if any (the “Estimated Closing ESOT Indebtedness”), Transaction Expenses (the “Estimated Transaction Expenses”), and Accrued Bonuses (the “Estimated Accrued Bonuses”); and (C) the Company’s calculation of the Closing Purchase Price based thereon (the “Estimated Purchase Price Certificate”); (ii) a payoff letter, in form and substance satisfactory to the Buyer, from each holder of Closing Company Indebtedness or Closing ESOT Indebtedness, if any, indicating the amount required to discharge in full such Closing Company Indebtedness or Closing ESOT Indebtedness, if any, at Closing and, if such Closing Company Indebtedness or Closing ESOT Indebtedness, if any, is secured, an undertaking by such holder to discharge at Closing any Liens securing such Closing Company Indebtedness or Closing ESOT

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Indebtedness, if any; and (iii) a final bill and wire transfer instructions from each payee of any portion of the Transaction Expenses.
1.4Payments at Closing.
(a)Key Knife Canada Closing. As agreed in Section 1.1, the Key Knife Canada Closing shall be consummated prior to the Key Knife US Closing. At the Key Knife Canada Closing, or, if the Closing occurs on January 1, 2024, on the next Business Day following the Closing, the Canadian Buyer shall, at the direction of the Company, contribute the Key Knife Canada Securities Purchase Price to the ESOT.
(b)Key Knife US Closing. As agreed in Section 1.1, the Key Knife US Closing shall be consummated subsequent to the Key Knife Canada Closing. At the Key Knife US Closing, or, if the Closing occurs on January 1, 2024, on the next Business Day following the Closing, the Buyer will make or cause to be made the following payments by wire transfer as follows:
(i)first, to the respective holders of the Closing Company Indebtedness and Closing ESOT Indebtedness, if any, the amounts specified in the pay-off letters delivered pursuant to Section 1.3(b);
(ii)second, to the respective payees of the Transaction Expenses, the amounts set forth in the final bills delivered pursuant to Section 1.3(b);
(iii)third, to the Escrow Agent, an amount equal to the Escrow Amount; and
(iv)fourth, to the ESOT, the Estimated Purchase Price less the Escrow Amount less the Key Knife Canada Securities Purchase Price (which is obligated to have been paid to the Company and then contributed to the ESOT, and not remain an asset of the Company as of the Closing).
1.5Determination of Closing Purchase Price.
(a)Initial Determination. Within 90 days after the Closing Date, the Company will deliver to the Trustee a certificate (the “Closing Purchase Price Certificate”), executed by the Company, setting forth an itemized statement of the Closing Working Capital, Purchased Cash, Closing Company Indebtedness, Closing ESOT Indebtedness, if any, Transaction Expenses, and Accrued Bonuses, and a calculation of the Closing Purchase Price based thereon.
(b)Disputed Items. Trustee will have the opportunity to review the Closing Purchase Price Certificate for thirty (30) days after the Closing Purchase Price Certificate is delivered to the Trustee (the “Review Period”). During the Review Period, Buyer and the Company will provide to Trustee and its representatives reasonable access to all reasonably obtainable Company information, including accountants’ working papers, to enable Trustee to review the Closing Purchase Price Certificate. If the Trustee delivers written notice to the Company and the Buyer prior to the end of the Review Period stating that the Trustee objects to

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any items on the Closing Purchase Price Certificate, specifying the basis for such objection in reasonable detail and setting forth the Trustee’s proposed modifications to the Closing Purchase Price Certificate (the “Disputed Items Notice”), then the Trustee and the Company will attempt to resolve and finally determine and agree upon the Closing Purchase Price as promptly as practicable. If the Trustee does not deliver the Disputed Items Notice to the Company and the Buyer within thirty (30) days after the date of delivery of the Closing Purchase Price Certificate, then the calculation of the Closing Purchase Price specified in the Closing Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.
(c)Arbitration of Disputes. If the Trustee and the Company fail to agree upon the Closing Purchase Price within thirty (30) days after delivery of the Disputed Items Notice, the Trustee and the Company will engage a mutually acceptable accounting firm (the “Independent Accounting Firm”) to resolve, in accordance with this Agreement, the disputed items specified in the Disputed Items Notice that remain in dispute. If the Company and the Trustee are unable to agree upon the selection of the Independent Accounting Firm, either party may petition the American Arbitration Association to appoint the Independent Accounting Firm, with the costs of the American Arbitration Association to be split equally by the Company and the Trustee. The Independent Accounting Firm shall address only the disputed items set forth in the Disputed Items Notice that remain in dispute, and shall select either the Trustee’s initial position (as set forth in the Disputed Items Notice) or the Company’s initial position (as set forth in the Closing Purchase Price Certificate) as to such disputed items in the aggregate (i.e., a so-called “baseball arbitration”). The Independent Accounting Firm will (i) resolve the disputed items specified in the Disputed Items Notice and (ii) determine the Final Closing Working Capital, the Final Purchased Cash, the Final Closing Company Indebtedness, the Final Closing ESOT Indebtedness, if any, the Final Transaction Expenses and the Final Accrued Bonuses as modified only by the resolution of such items. The Independent Accounting Firm will be instructed by the parties to make its determination within 60 days after being engaged and such determination will be final and binding upon the parties. The fees, costs and expenses of the Independent Accounting Firm will be borne by the party whose positions did not prevail in such determination generally, as determined by the Independent Accounting Firm.
(d)Payment. At such time as the Closing Purchase Price is finally determined, either (i) if the Closing Purchase Price is greater than or equal to the Estimated Purchase Price, the Buyer will remit to the Escrow Agent an amount in immediately available funds equal to such excess, to be held as part of the Escrow Fund pursuant to the Escrow Agreement, or (ii) if the Estimated Purchase Price is greater than the Closing Purchase Price, the Buyer and the Trustee shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the Buyer an amount from the Escrow Fund an amount equal to such excess.
(e)No Impairment of Other Rights. The final determination of the Closing Purchase Price under this Section 1.5 shall not impair any other rights of a party under this Agreement including, without limitation, any rights to indemnification.
(f)Illustrative Calculation. For illustrative purposes only, Exhibit 1.5(f) sets forth the calculation of the Closing Working Capital, Company’s Indebtedness, ESOT

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Indebtedness, if any, Transaction Expenses and the Closing Purchase Price based thereon as if the Closing had occurred on June 30, 2023.
1.6ESOP Amendment, Distribution, and IRS Determination Letter.
(a)All parties hereby agree that prior to Closing the Company shall take or cause to be taken all such actions as may be necessary to legally terminate the ESOP effective as of the Closing. Prior to Closing, the Company shall amend the ESOP (which amendment shall be in a form reasonably acceptable to Buyer and the Trustee) (the “Amendment”), which Amendment shall provide that, upon the sale of the Company, the ESOP (i) shall no longer be considered an “employee stock ownership plan” (as defined in Section 4975 of the Code), (ii) shall be terminated effective as of the Closing, (iii) shall no longer permit distributions to participants in the form of “qualifying employer securities” (as defined in Section 407 of ERISA) and (iv) shall permit a cash payment from the account of each participant equal to the participant’s estimated account balance as of the first day after the Closing Date minus the participant’s share of the ESOT Distribution Retention Amount; and (v) shall permit the entire balance of each participant’s account to be distributable in cash (as adjusted for any prior payments) but only after receiving both (I) IRS Determination Letter and (II) all funds to which the ESOP may be entitled under this Agreement, as reasonably determined by the Trustee. The ESOT shall retain the ESOT Distribution Retention Amount to pay any ESOP Expenses or any other amount determined by the Trustee to be an obligation of the ESOT.
(b)Promptly following the Closing, the Company will take all commercially reasonable actions to seek the IRS Determination Letter. Buyer will cause its legal counsel to reasonably cooperate with Trustee and the Company in connection with seeking the IRS Determination Letter. In the event any actions in furtherance of obtaining the IRS Determination Letter are required, the Buyer and the Company shall reasonably cooperate on resolving such matters. Expenses reasonably incurred by the Company and the Buyer in furtherance of obtaining the IRS Determination Letter shall be satisfied from the Escrow Fund. A copy of the IRS Determination Letter will be provided to all parties to this Agreement upon receipt.
1.7Withholding. The Buyer and the Company shall be entitled to withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be withheld under any Legal Requirement with respect to such payment. The withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholdings were made.
ARTICLE 2.
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS SUBSIDIARIES
The Company hereby represents and warrants to the Buyer that each of the statements contained in this Article 2 is true and correct as of the date hereof and will be true and correct as of the Closing Date. For purposes of this Article 2 other than Sections 2.1, 2.2, 2.3, 2.4, 2.6 and 2.7, each reference to “the Company” shall be deemed to refer to the Company and each of its Subsidiaries (as applicable) and each of their respective predecessors, unless the context in which such term is used requires otherwise.

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2.1Organization, Power and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and has full power and authority to own, lease and operate its properties and to carry on its business (either directly or through its Subsidiaries) as currently conducted and as currently proposed by the Company to be conducted after the Closing (the “Business”), including performing its obligations under all Contracts to which it is a party. Copies of the Organizational Documents of the Company and the Organizational Documents of each Subsidiary that have been delivered to the Buyer are complete and correct and neither the Company nor any Subsidiary is in material violation of the terms thereof. Schedule 2.1 sets forth a complete and accurate list of the officers, directors and managers (as applicable) of the Company.
2.2Subsidiaries. Except as set forth on Schedule 2.2(a), (i) the Company has no direct or indirect Subsidiaries and (ii) neither the Company nor any of its Subsidiaries, directly or indirectly, owns or has the right (contingent or otherwise) to acquire any equity interest in any other corporation, partnership, limited liability company, joint venture, trust or other business organization. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is organized, as set forth on Schedule 2.2(a). Each of the Subsidiaries has full power and authority to own, lease and operate its properties and to carry on its respective portion of the Business (including performing its obligations under all Contracts to which it is a party). Schedule 2.2(b) sets forth a complete and accurate list of the officers, directors and managers (as applicable) of the Company’s Subsidiaries.
2.3Foreign Qualifications. The Company and each of its Subsidiaries are duly qualified and authorized to do business and are in good standing in the jurisdictions listed on Schedule 2.3. Neither the Company nor any of its Subsidiaries is required to qualify to do business as a foreign entity in any other jurisdiction except where the failure to so qualify is not, individually or in the aggregate, material.
2.4Due Authorization. The Company has full power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby or by the Transactions (such other agreements, instruments and documents, together with the Agreement, are sometimes referred to hereinafter as the “Transaction Documents”).
2.5No-Conflict; Required Consents and Approvals. Except as specified on Schedule 2.5 and except for any applicable filings and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consent, order, authorization, approval, notice, declaration or filing, including, without limitation, any consent, approval or authorization of or notice or filing with any Governmental Entity or other Person, is required on the part of the Company for or in connection with its execution, delivery or performance of this Agreement or any of the Transaction Documents, or the conduct of the Business by the Company after the Closing (the “Required Consents”). To the Knowledge of the Company, the Required Consents will be obtained. Subject to obtaining the Required Consents specified on Schedule 2.5, the execution, delivery and performance of this Agreement and the Transaction Documents will not, with or without notice, the happening of any event and/or the

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passage of time, result in any breach or violation of, be in conflict with, require any action (including any authorization, consent, approval, exemption, filing or waiver under) constitute a default under, result in the creation of any Lien upon any asset of the Company under, or cause the acceleration of any obligation or loss of any rights under or cause acceleration of the rights of any third party under any Legal Requirement, Contract, instrument, Permit, or Organizational Document, in each case, to which the Company is a party or by which the Company is bound.
2.6Validity and Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement is, and each of the Transaction Documents shall be, when executed and delivered by the Company, the valid and binding obligations of the Company enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies (the “Remedies Exception”).
2.7Capitalization.
(a)The Company’s authorized and outstanding securities, including the class, series and number of such securities, are as set forth on Schedule 2.7(a) hereto. All of the outstanding securities of the Company are held beneficially and as of record by the ESOT. The offer, issuance and sale of the Purchased Securities were made in compliance with all applicable federal and state securities laws and all applicable preemptive and similar rights. There are no outstanding options, warrants, convertible or exchangeable securities or other securities or rights that could, directly or indirectly, obligate the Company to issue any securities.
(b)Each Subsidiary’s authorized and outstanding securities, including the class, series and number of such securities, are as set forth on Schedule 2.7(b) hereto. Each Subsidiary’s outstanding securities are owned beneficially and as of record by the Persons and in the amounts set forth on Schedule 2.7(b) and are duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of such securities were made in compliance with all applicable Legal Requirements and all applicable preemptive and similar rights. There are no outstanding options, warrants, convertible or exchangeable securities or other securities or rights that could, directly or indirectly, obligate any Subsidiary to issue any securities.
(c)There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any Subsidiary.
(d)Except as set forth in Schedule 2.7(d), there are no agreements, written or oral, relating to any securities of the Company or any Subsidiary including, without limitation, the acquisition, disposition, repurchase, voting or registration thereof.
(e)Except as set forth in Schedule 2.7(e), neither the Company nor any Subsidiary is subject to any obligation to redeem, purchase or otherwise acquire or retire any of its securities. Except as set forth in Schedule 2.7(e), neither the Company, nor any of its Subsidiaries, has agreed to make, or is obligated to make, any future investment in or capital contribution to any other Person. Except as set forth in Schedule 2.7(e), no Person has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of

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the outstanding securities of any Subsidiary, the Purchased Securities, or with respect to any future offer, sale or issuance of securities by the Company or any Subsidiary.
(f)Upon consummation of the transactions contemplated by this Agreement, the Canadian Buyer shall own all of the Key Knife Canada Securities, free and clear of all Liens, other than pursuant to applicable securities laws. The Key Knife Canada Securities constitute all of the fully diluted capitalization of Key Knife Canada. Upon consummation of the transactions contemplated by this Agreement, the Buyer shall own all of the Purchased Securities, free and clear of all Liens, other than pursuant to applicable securities laws. The Company Securities constitute all of the fully diluted capitalization of the Company.
2.8Financial Information.
(a)The Company has delivered to the Buyer the reviewed, consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2021 (the December 31, 2022 balance sheet is sometimes referred to herein as the “Balance Sheet” and the date thereof is sometimes referred to as the “Balance Sheet Date”), and the reviewed, consolidated statements of income, cash flows and stockholders’ equity for the fiscal years then ended. The Company has delivered to the Buyer the unaudited trial balance of Lindsay Forest Products, Inc. and Lindsay Forest Products LTD (collectively, “Lindsay”) as of December 31, 2022 and for the fiscal year then ended. The Company has delivered to the Buyer the unaudited income statement of Lindsay for the fiscal year ended December 31, 2021. The Company has also furnished to the Buyer the unaudited trial balance of the Company as of September 30, 2023 (the “Latest Balance Sheet”) and for the nine (9) month period then ended September 30, 2023. The financial statements of Lindsay were not reviewed by Company’s outside accounting firm, as the ownership stake was acquired in the current fiscal year.
(b)As used in this Agreement, “Financial Statements” means the financial statements referenced in clause (a) above together with (as of the Closing) the financial statements delivered pursuant to Section 5.6. The Financial Statements and the notes thereto, if any, (i) are complete and accurate in all material respects and fairly present the financial condition of the Company at the respective dates thereof and the results of operations for the periods then ended, and (ii) were prepared in accordance with the books and records of the Company in conformity with the Accounting Principles consistently applied during the periods covered thereby, except, (x) in the case of unaudited Financial Statements, for the omission of footnotes and normal and recurring year-end adjustments which are not and will not be, individually and in the aggregate, material; and (y) in the case of the Financial Statements with respect to Lindsay, such were not prepared in accordance with GAAP.
(c)The Company maintains accurate books and records reflecting its assets, Liabilities, business, financial condition and results of operations. The Company maintains a system of internal accounting controls sufficient to ensure that (i) transactions of the Company are executed in accordance with management’s general or specific authorizations; (ii) transactions of the Company are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Principles and to maintain asset accountability; (iii) access to assets of the Company is permitted only in accordance with management’s general or specific authorization;

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and (iv) all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the financial statements of the Company. Except as set forth in Schedule 2.8(c), the Company is in material compliance with its system of internal accounting controls. The Company is not aware of any Fraud relating to its Financial Statements or operations, or any allegations thereof.
(d)The Company does not have any liability for Indebtedness other than as set forth on Schedule 2.8(d)(i) (which schedule includes, for each item of Indebtedness, the amount outstanding and the name of the applicable lender or creditor), and accurate and complete copies of all instruments and documents, if any, evidencing, creating, securing or otherwise relating to such Indebtedness have been made available to Buyer. Schedule 2.8(d)(ii) contains a complete and accurate list of all Contracts pursuant to which the Company has guaranteed any Indebtedness, lease or other liability of any other Person (“Company Guarantees”), and accurate and complete copies of all Company Guarantees have been made available to Buyer. Schedule 2.8(d)(iii) contains a complete and accurate list of all Contracts pursuant to which any present or former owners, stockholders, directors, managers, members, officers or employees of the Company have guaranteed any Indebtedness, leases or other Liabilities of the Company (“Other Guarantees”), and accurate and complete copies of all Other Guarantees have been made available to Buyer.
(e)Except for (i) accounts payable and accrued expenses reflected on the Balance Sheet and other similar amounts incurred in the ordinary course of business since the Balance Sheet Date (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation or violation of any Legal Requirement), and (ii) obligations of future performance under Contracts set forth or otherwise required to be set forth on a Schedule hereto or not required to be disclosed on a Schedule hereto, the Company does not have any material Liabilities.
2.9No Material Changes. Since the Balance Sheet Date, except for the Transactions contemplated by this Agreement or as shown on Schedule 2.9: (a) the Company has operated only in the usual and ordinary course of business, (b) there has been no event or condition which individually, or together with any other events or conditions, has had or could reasonably be expected to have a Material Adverse Effect and (c) the Company has not:
(i)changed its operations in any material respect;
(ii)had any Lien placed upon any of the Company’s assets;
(iii)disposed, acquired or licensed any assets or properties, other than in the ordinary course of business;
(iv)adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation or other reorganization;
(v)made any change in the compensation paid or payable to any officer, director, manager, employee, agent, representative or consultant other than in the ordinary course of business, or paid any special or extraordinary bonus to any officer, manager or employee;

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(vi)made or effected any dividend, distribution, redemption, repurchase or similar transaction involving its securities;
(vii)made any change in its accounting policies, practices or procedures;
(viii)amended any Tax Returns, made or changed any election in respect of Taxes, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(ix)collected any receivables, paid any payables, or committed to any capital expenditures, other than in the ordinary course of business, or delayed any capital expenditures or other payments;
(x)changed its customer pricing, rebates or discounts, other than in the ordinary course of business;
(xi)canceled or waived any material rights, or settled any material claim;
(xii)suffered any damage, destruction or casualty, condemnation or other loss (whether or not covered by insurance) with respect to any of the assets or properties owned or used by the Company that, individually or in the aggregate, exceeds $50,000;
(xiii)assigned, transferred, licensed, abandoned, cancelled or otherwise waived or terminated any rights with or in any Company Intellectual Property, except non-exclusive licenses granted to customers in the ordinary course of business;
(xiv)made or authorized any commitment with respect to capital expenditures that are, in the aggregate, in excess of $150,000;
(xv)conducted any reduction-in-force of employees or other service providers or otherwise implemented any layoffs that could implicate the WARN Act;
(xvi)amended any Tax Return, made or changed any material election in respect of Taxes, entered into any closing agreement, settled any claim or assessment in respect of Taxes, consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, changed its method of Tax accounting, prepared any Tax Returns in a manner which is materially inconsistent with the past practices of the Company, incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice or filed any Tax Return in a jurisdiction where the Company did not file a Tax Return of the same type in the immediately preceding tax period;
(xvii)managed its working capital other than in the ordinary course of business consistent with past practices (including (A) not deferring, delaying or postponing the payment of accounts payable or other obligations or Liabilities other than in the ordinary course of business with past practices, and (B) not accelerating the collection of accounts receivable other than in the ordinary course of business consistent with past practices);

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(xviii)cancelled any insurance policies or reduced the amount or scope of any insurance coverage provided by such insurance policies with respect to the assets, operations and activities of the Company;
(xix)commenced any lawsuit, arbitration or other legal or quasi-legal proceeding; or
(xx)agreed or committed to do any of the foregoing.
2.10Material Contracts. Schedule 2.10 sets forth a complete and accurate list (organized by subsection), in each case whether written or unwritten, of all of the following Contracts with respect to the Company:
(a)Contracts with respect to which the Company has any Liability involving more than $150,000 (“Material Contract Amount”), contingent or otherwise;
(b)Contracts with any Material Customers or Material Vendors;
(c)Contracts that may extend for a term of more than one year after the Closing and that have Liability involving more than the Material Contract Amount;
(d)Contracts under which the amount payable by the Company is dependent on the revenue, income or other similar measure of the Company or any other Person;
(e)Contracts and other arrangements with respect to any material property of the Company, including without limitation, distribution, sales and supply Contracts and any Contract containing an assignment or agreement to assign Intellectual Property by the Company to any other Person;
(f)Contracts relating to any Indebtedness (including Contracts that are a mortgage, indenture, guaranty, loan or credit agreement, security agreement or which otherwise create or grant any Lien on any assets of the Company (other than Permitted Liens));
(g)Contracts of the Company with any officer, director, manager, stockholder, member or Affiliate of the Company or any of their respective relatives or Affiliates, which contracts remain in effect;
(h)Contracts which place any limitation on the Business including, without limitation, any agreement that contains any exclusivity, price restriction, non-competition, most-favored nation, non-solicitation, no-hire or similar provisions;
(i)employment, severance, consulting, deferred compensation or collective bargaining Contracts, and benefits or similar plans, Contracts or other arrangements involving the Company (other than those terminable at will without Liability to the Company);
(j)Contracts relating to or involving any franchise, partnership, joint venture or other similar arrangement (including any Contract relating to a profit-sharing arrangement);

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(k)Contracts with respect to mergers or acquisitions, dispositions, purchases or sales of securities or material assets, or investments by the Company;
(l)Contracts with Governmental Entities;
(m)reseller, strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar Contracts;
(n)Contracts for sales, marketing or other promotional services;
(o)powers of attorney;
(p)Contracts that provide for revenue paid to the Company in advance for goods to be delivered or services to be performed by the Company at a later date;
(q)settlement or similar Contracts pursuant to which the Company has agreed to settle any actual or threatened dispute and under which the Company has any continuing obligations after the date hereof;
(r)Contracts under which the Company has an obligation with respect to an “earn out,” contingent purchase price, or similar deferred or contingent payment obligation payable by or to the Company;
(s)Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take-or-pay” provisions;
(t)Contracts which contain any fixed or indexed pricing or provisions regarding minimum volumes or minimum or fixed purchase requirements, volume discounts or rebates;
(u)Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(v)any broker, dealer, manufacturer’s representative, franchise, agency, market research or advertising Contracts; and
(w)other Contracts or other arrangements of the Company outside of the ordinary course of business.
All the foregoing (whether written or unwritten) which are required to be listed on Schedule 2.10 (whether or not actually listed), including all amendments or modifications thereto, all Real Estate Leases, all IP Licenses and all Insurance Policies are sometimes collectively referred to as “Material Contracts.” The Company has furnished to the Buyer true and correct copies of all Material Contracts (or descriptions thereof, in the case of oral Contracts). Each Material Contract (or description) sets forth the entire agreement and understanding between the Company and the other parties thereto. Each Material Contract is valid, binding and in full force and effect and, subject to the Remedies Exception, enforceable in accordance with its terms. There is no event or condition that occurred or exists that constitutes or that, with or without notice, the happening of

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any event and/or the passage of time, could constitute a default or breach under any such Material Contract by the Company or, to the Knowledge of the Company, any other party thereto, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof, and, to the Knowledge of the Company, no allegation of any such event or condition has been made to the Company. To the Knowledge of the Company, the parties to any Material Contract will fulfill their obligations thereunder in all material respects. Since January 1, 2021, the Company has not received any written, or to the Knowledge of the Company, oral notice or request on behalf of any other party to a Material Contract (i) to terminate, cancel, not renew or reduce purchases pursuant to such Material Contract, or to renegotiate any material term thereof, or (ii) alleging or disputing any breach or default under such Material Contract or exercising any material right thereunder. Since January 1, 2021, no party to a Material Contract has adversely modified, and to the Knowledge of the Company no such party intends to adversely modify, their relationship with the Company (including by reducing the amount of products ordered from or sold to the Company under Material Contracts, including by way of purchase order, work order or similar order).
2.11Real Property.
(a)Schedule 2.11(a) sets forth each interest in real property (including all land, buildings, easements, rights of way and other real property rights) owned by the Company (the “Owned Property”). The Company has good and marketable title to the Owned Property, free and clear of all Liens, except for Permitted Liens, and enjoys peaceful and quiet possession of the Owned Property. The Owned Property is legally subdivided and consists of separate tax lots so that each is assessed separate and apart from any other real property. There are no Actions pending or, to the Knowledge of the Company, threatened against or affecting any of the Owned Property before any Governmental Entity. Each parcel of the Owned Property is an independent unit which does not now rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any Legal Requirement or (ii) for structural support or the furnishing to the buildings or other improvements on the Owned Property of any building systems. There are no material Taxes, levies, fees or similar costs or charges which must be paid with respect to existing water or sewer hook-ups or other similar services relating to the Owned Property. None of the Owned Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any applicable Legal Requirement.
(b)Schedule 2.11(b) sets forth each interest in real property (including all land, buildings, easements, rights of way and other real property rights) leased by the Company, the lessee of such leased property, the lessor of such leased property, the annual rent payable by the Company in respect of such leased property, the expiration date of such lease and each lease or any other arrangement under which such property is leased (the “Leased Property” and together with the Owned Property, the “Real Property”). The Company enjoys peaceful and quiet possession of its leased premises. The Company has not been informed that any lessor under any of the leases set forth on Schedule 2.11(b) (the “Real Estate Leases”) has asserted any default or taken action in respect of any Real Estate Lease or threatened to terminate any Real Estate Lease before the expiration date specified in such lease. Except as set forth in Schedule 2.11(b), the Company has not entered into any sublease or other agreement permitting the occupancy by a third-party of any portion of any Leased Property demised under the Real Estate Leases. The

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Company is entitled to the benefit of non-disturbance agreements that will permit it to continue to occupy any Leased Property under its existing leases in the event of a change in ownership or foreclosure upon the fee interest in such Leased Property.
(c)The Real Property includes all real property necessary for the conduct of the Business and is adequate to conduct the Business. The Real Property is in compliance in all material respects with all applicable Legal Requirements. The current use of the Real Property by the Company does not breach (either with or without giving effect to any applicable notice and cure periods) or violate any instrument of record, any Lien or other recorded or unrecorded agreement affecting the Real Property, nor shall the consummation of the Transactions result in any such breach or violation.
(d)None of the buildings, plants or structures on any Real Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are, individually and in the aggregate, immaterial. All utility systems serving the Real Property are adequate for the Business. Each Real Property has adequate access for ingress from and egress to a public way. There is no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar Action with respect to any Real Property.
(e)The Company has made available to the Buyer true and complete copies of the following: (i) the most recent title insurance policies and surveys (if any) for the Real Property and (ii) all reports (if any) of any engineers or environmental consultants relating to any of the Real Property.
2.12Property and Assets. The Company has good title to or a valid leasehold or license interest in each item of personal property used by it in the Business, free and clear of all Liens. All material tangible assets of the Company are in good operating condition and repair, normal wear and tear excepted, and are adequate to conduct the Business. The assets and properties of the Company include all assets and properties necessary for or currently used in the conduct of the Business, and are adequate to conduct the Business.
2.13Intellectual Property.
(a)As used in this Agreement, the following terms have the meanings indicated:
(i)“Intellectual Property” means all intellectual property rights of every kind anywhere in the world, including all: (A) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other similar indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (B) trademarks, service marks, trade dress, trade names and logos (in each case, whether registered or unregistered and including the goodwill associated therewith) and registrations and applications for registration thereof; (C) copyrights (whether registered or unregistered) and registrations and applications for registration thereof; (D) rights in data, databases or other compilations of fact; (E) industrial designs and any registrations and applications therefor, and all other rights corresponding thereto; (F) trade secrets and other

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confidential or proprietary information (including without limitation, ideas, formulae, compositions, inventions and invention disclosures (whether patentable or unpatentable and whether or not reduced to practice), software (whether in source code or object code), files, firmware, know-how, manufacturing and production processes and techniques, marketing and other business systems, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information); (G) Internet domain names and social media accounts and identifiers (i.e., “handles”) and registrations therefor; (H) mask works (whether registered or unregistered) and registrations and applications for registration thereof; (I) right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, moral rights recognized by applicable law, and any similar right; and (J) goodwill associated with any of the foregoing.
(ii)“Company Intellectual Property” means all Intellectual Property owned, purported to be owned or licensed by the Company.
(iii)“Company Products” means all of the products marketed, licensed, sold or offered for sale by the Company and all components, prior versions and releases thereof, and any services performed by or on behalf of the Company, in each case whether or not currently offered, distributed or performed.
(b)Schedule 2.13(b)(i) hereto contains a complete and accurate list of all Company Intellectual Property that is owned by the Company and is included in clauses (A), (B), (C), (E), (G) and (H) of the definition of Intellectual Property (to the extent registered or registration has been applied for) (the “Registered Company Intellectual Property”), in each case enumerating the applicable filing or registration number, title, jurisdiction in which such filing was made or from which registration issued, date of filing and issuance and names of all current applicant(s) and registered owner(s), as applicable. Each item of Registered Company Intellectual Property complies in all material respects with all Legal Requirements, is valid and subsisting and all necessary registration, maintenance and renewal fees in connection with such Registered Company Intellectual Property have been paid to the extent applicable, and all necessary documents and certificates in connection with such Registered Company Intellectual Property have been filed with the relevant authorities for the purposes of registering and maintaining such Registered Company Intellectual Property on behalf of the Company. All assignments of Registered Company Intellectual Property to the Company have been properly executed and recorded in compliance with all Legal Requirements to perfect ownership of such Registered Company Intellectual Property in the Company. There is no known, threatened or reasonably foreseeable loss or expiration of any Registered Company Intellectual Property and the Transactions do not and will not result in the loss, termination or expiration of any license or of any Intellectual Property rights of the Company. There are no actions that must be taken by the Company within 180 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Company Intellectual Property. The Company has not claimed “small business status,” or other special status in the application for or registration of any Registered Company Intellectual Property.

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(c)Schedule 2.13(c) contains a complete and accurate list of (i) all licenses and other rights (including, without limitation, co-existence rights and covenants not to sue) granted by the Company to any Person with respect to any Company Intellectual Property and (ii) all licenses and other rights (including, without limitation, co-existence rights and covenants not to sue) granted by any Person to the Company with respect to any Intellectual Property (excluding, for scheduling purposes only, commercial off-the-shelf software licensed to the Company in the ordinary course of business and easily obtainable without material expense) (collectively for clauses (i) and (ii), the “IP Licenses”). The Company complies in all material respects with all of its obligations pursuant to the IP Licenses. The Company is not and will not be required to pay any currently due, future or ongoing royalties or other compensation to any third parties in respect of its ownership or use of any Intellectual Property.
(d)The Company owns exclusively, free and clear of any Liens, or is a party to valid and binding, express, perpetual, royalty free, fully paid up, irrevocable, non-terminable licenses to, all Intellectual Property necessary for or currently used in the conduct of its Business and for the manufacture, production, distribution, marketing, performance, sale or support of all Company Products. The Company has not violated, misappropriated or infringed, and is not violating, misappropriating or infringing, and, by conducting its Business, will not violate, misappropriate or infringe any Intellectual Property of any other Person and, to the Knowledge of the Company, there are no violations, misappropriations or infringements by any Person of any Company Intellectual Property. The Company has not received any notice or communication (including any “invitation to license”) from any Person claiming any violation, misappropriation or infringement by the Company of another Person’s Intellectual Property rights or alerting the Company about another Person’s Intellectual Property as it may relate to the Company’s business (and to the Knowledge of the Company there is no basis for any such notice, communication or claim).
(e)The Company has taken steps that are reasonably required to protect its rights in, and the confidentiality of, the Intellectual Property developed by or on behalf of the Company, and all other confidential or proprietary information belonging to, the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each of its employees, consultants and contractors who have access to confidential or proprietary information of the Company or Persons with whom the Company conducts business to execute enforceable proprietary information disclosure, assignment of inventions and confidentiality agreements assigning all rights in any Company Intellectual Property to the Company and all current and former employees and all consultants and contractors of the Company, have executed such agreement in the form provided to the Buyer. To the Knowledge of the Company, no employee of the Company is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such employee’s duties to the Company, or that could conflict with the conduct of the Business. Except as set forth in Schedule 2.13(e), no third party has claimed or, to the Knowledge of the Company, has reason to claim that any person employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of such person’s employment, non-competition, non-disclosure, non-use, confidentiality or similar agreement with such third party; or (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or confidential or proprietary information or documentation that is or was

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confidential or proprietary of such third party. No person employed by or affiliated with the Company has used or proposes to use any trade secret or any information or documentation proprietary to any other Person in connection with the Business or any Company Products or incur any Liability on the Business.
2.14Accounts Receivable. All of the notes receivable, accounts receivable (net of reserves noted in the Financial Statements) and other receivables of the Company (the “Accounts Receivable”) (a) are valid and enforceable claims, (b) are determined in accordance with the Accounting Principles and arose out of bona fide transactions in the ordinary course of business with Persons who are not Affiliates of the Company, (c) are not subject to any setoffs or counterclaims, and (d) are not subject to any reserves other than general reserves recorded in the ordinary course of business. Except for installations in the ordinary course of business, the Accounts Receivable outstanding at Closing do not reflect any changes in discounts, rebates or other benefits offered and no further services are required to be rendered in order to complete the transactions reflected by the Accounts Receivable. No such Accounts Receivable have been assigned or pledged to any Person.
2.15Inventories. Except as set forth in Schedule 2.15, all inventory of the Company reflected on the Latest Balance Sheet, (a) consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value on the Latest Balance Sheet or for which adequate reserves have been established on the Latest Balance Sheet, and (b) conforms to the specifications established therefor, and has been manufactured in accordance with all applicable Legal Requirements. All such inventory is owned by the Company free and clear of all Liens (other than Permitted Liens), and no inventory is held on a consignment basis.
2.16Warranty Claims.
(a)Except as set forth in Schedule 2.16(a), no service or product provided, manufactured, sold, leased, licensed or delivered by the Company since January 1, 2018 is subject to any guaranty, warranty, right of return, right of credit, service level agreement obligation or other indemnity other than (i) the Company Standard Terms, and (ii) manufacturers’ warranties for which the Company has no liability. Schedule 2.16(a) sets forth the aggregate expenses incurred and expected to be incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return, service level agreement credit and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and to the Knowledge of the Company, there is no reason why such expenses should significantly increase as a percentage of sales.
(b)The reserve for warranty claims in the Latest Balance Sheet and any reserves for warranty claims created by the Company in the ordinary course of business subsequent to the date of the Latest Balance Sheet are adequate and were calculated in accordance with GAAP applied on a basis consistent with the application thereof in the Financial Statements.
(c)Other than as specified in the Company Standard Terms (defined hereafter), the Company has no liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company to provide the customer with any other

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services or products of the Company on pre-negotiated terms, including for upgrades to other services or products at prices below the Company’s published price for such services or products. The Company has no liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company, other than those arising in the ordinary course of business and as stipulated in the Company Standard Terms.
(d)No product liability claims are pending or have been received since January 1, 2018 by the Company and, to the Knowledge of the Company, no such claims have been made against any other Person with respect to any products or services of the Company or threatened against the Company relating to any products or services of the Company. There is no judgment, order or decree outstanding against the Company relating to product liability claims and there has been no recall or investigation of the Company by any other Person of any products of the Company.
(e)Each product or service of the Company meets, and at all times since January 1, 2018 has met, in all material respects, all standards for quality and workmanship prescribed by Legal Requirements, industry standards (including UL, CE, RoHS or comparable standards), contractual agreements and the product literature provided by the Company.
2.17Business Relationships.
(a)Schedule 2.17(a) sets forth a (a) true, complete and accurate list of all customers that accounted for at least $1,000,000 of consolidated net revenue by the Company during the twelve calendar months ended as of December 31, 2022 (collectively, “Material Customers”) and the amount of revenue generated in such period by each such customer and (b) true, complete and accurate list of the Company’s top 10 suppliers, vendors and services providers, measured by expense incurred in the twelve calendar months ended as of December 31, 2022 (collectively, “Material Vendors”), replacements for which Material Vendors are reasonably expected to be available to the Company on commercially reasonable terms.
(b)The Company has no Knowledge that (as a result of the Transactions or otherwise) (x) any Material Customer will not continue purchasing, contracting for, arranging or requesting, without significant reductions, products and services from the Company, (y) any Material Vendor will not continue selling the products and provide the services to the Company currently sold and provided by them and (z) any Material Customer or Material Vendor will otherwise alter in any material respect the business relationship between the Company and the Material Customer or Material Vendor as the relationship has historically existed prior to the Closing. Since December 31, 2021, no Material Customer or Material Vendor (i) has terminated or elected not to renew or, to the Knowledge of the Company threatened or intends to terminate or not renew, its relationship with the Company, (ii) has decreased or limited materially or, to the Knowledge of the Company threatened or intends to decrease or limit materially, the services, products, supplies or materials supplied to or purchased from the Company, or (iii) has materially changed or, to the Knowledge of the Company threatened to change materially, its business relationship or contractual terms (including but not limited to pricing or rates) with the Company.
(c)Other than as set forth on Schedule 2.17(c)(i) each Contract entered into by the Company on or subsequent to January 1, 2018 with respect to the sale or provision of products

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or services by the Company is in material conformity with the Company terms and conditions, a copy of which is attached as Schedule 2.17(c)(ii) (the “Company Standard Terms”).
2.18Regulatory and Legal Compliance. The Company is and has been at all times in compliance in all material respects with all applicable Legal Requirements, and the Company has not received any notice from any Governmental Entity or any other Person of any alleged violation or noncompliance with respect to any Legal Requirements. “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, policies and guidelines applicable to such Person.
2.19Permits. Schedule 2.19 sets forth all Permits held by the Company or, to the extent relevant to the Business, each employee, subcontractor and service provider of the Company. The Company is and has been at all times in compliance in all material respects with such Permits, all of which are in full force and effect and will be in full force and effect immediately after giving effect to the Transactions. There are no other Permits which are material to the Company or the Business which the Company is required to obtain or which, in good industry practice, the Company should hold for the conduct of the Business. To the Knowledge of the Company, there is no event or condition that occurred or exists that constitutes or that, with or without notice, the happening of any event and/or the passage of time, could result in the suspension, revocation or invalidation of any of the Permits set forth or required to be set forth on Schedule 2.19 or any basis therefor, and, to the Knowledge of the Company, no allegation of any such event or condition has been made to the Company. As used in this Agreement, “Permits” means all licenses, permits, accreditations, authorizations, franchises, certifications, clearances, approvals and consents of Governmental Entities, industry organizations or other Persons.
2.20Export Controls and Sanctions. The Company is and has been in compliance with all applicable Export Control Rules. Since January 1, 2018, the Company has not received any notice alleging that it is not in compliance with, or has liability under, such Export Control Rules. The Company has not conducted or initiated any internal investigation, made any mandatory or voluntary disclosure or declined to make a voluntary disclosure with respect to any known violation of Export Control Rules, or failed to make any mandatory report or disclosure to any Governmental Entity pursuant to Export Control Rules. “Export Control Rules” means all Laws of any Governmental Entity relating to the import or export of goods, technology, or services or trading embargoes or other trading restrictions, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act, and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, and comparable foreign Laws.
2.21Tax Matters.
(a)Definitions. For purposes of this Agreement, the following definitions shall apply:
(i)“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including, but

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not limited to, income, excise, property, sales, use, transfer, franchise, payroll, withholding, value added, social security, customs, abandoned property or other taxes, charges or assessments, including any interest, penalties or additions attributable thereto.
(ii)“Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing. Form 5500 as filed by the Company in relation to any of its Benefit Plans shall not be considered a Tax Return for this Section as such form does not include the payment of any Taxes.
(b)Except as set forth on Schedule 2.21(b) hereto: (i) all Tax Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) all Taxes owed by the Company for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, have been paid or will be timely paid prior to the Closing or are taken into account in the final determination of the Closing Purchase Price; (iv) the Buyer has been supplied with true and complete copies (and such copies have been posted in the data room) of each Tax Return of the Company, including each franchise or excise Tax Return based on income filed for the last three taxable years, and the Tax Return workpapers of the Company and other Tax related information accurately set forth the tax basis of the Company’s consolidated assets and the amount of its consolidated liabilities, net operating loss and other carry forwards, and other tax attributes; (v) the Company (A) has never been audited or received notice of initiation of any audit by any taxing authority for any Tax period for which the statute of limitations for assessment of Taxes remains open, (B) has never extended any applicable statute of limitations regarding Taxes for any Tax period for which the statute of limitations for assessment of Taxes remains open, (C) is not currently the beneficiary of any extension of time within which to file any Tax Return, (D) has not applied for and has not obtained a private letter ruling from the Internal Revenue Service (or comparable rulings from any other Governmental Entity), (E) has not executed any power of attorney with respect to any matter relating to Taxes that is currently in force, (F) has not entered into a gain recognition agreement within the meaning of Section 367 of the Internal Revenue Code of 1986, as amended (the “Code”) or a closing agreement within the meaning of Section 7121 of the Code or any similar provision of state, local, or foreign law, (G) has not agreed to and is required to make any adjustment under Section 481(a) or 263A of the Code (as a result of the Transactions or otherwise), (H) has never made any payments, is not obligated to make any payments, and is not a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Section 280G or 404 of the Code or that may be subject to any penalty tax under Section 4999 of the Code, (I) does not have outstanding any capital stock that is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, (J) is not a party to any allocation, indemnity, sharing or similar agreement with respect to Taxes, (K) has never participated in the filing of any consolidated, combined or unitary Tax Return other than with respect to a consolidated, combined or unitary group of which the Company is the common parent, or has any Liability for the Taxes of any Person (other than Taxes of the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise, (L) has not received notice of any claim by any authority in

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any jurisdiction where it does not file Tax Returns that it is or may be subject to any Taxes or future taxation in such jurisdiction, (M) has not become subject to tax in a jurisdiction other than the country and state/province of its formation or as a result of having an office or fixed place of business or transacting sufficient business in such jurisdiction to constitute transacting business in such jurisdiction under applicable statutes, codes or rules, and (N) is not a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income tax purposes; (vi) all Taxes which the Company is required to withhold or to collect for payment have been duly withheld and collected and timely paid to the proper governmental entity or third party; (vii) all persons characterized and treated as independent contractors or consultants are properly treated as independent contractors under all applicable Legal Requirements; (viii) each of the ESOT and the Company is a “United States person” as such term is used in Section 1445 of the Code, except for Subsidiaries which are foreign entities, and the Company has not been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(1) of the Code; and (ix) there has never been an ownership change (within the meaning of Section 382 of the Code) with respect to the Company.
(c)Since January 1, 2011, the Company has not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof after the Closing Date as a result of any (i) installment sale or open transaction disposition occurring on or prior to the Closing Date, (ii) cash basis method of accounting or percentage of completion method of accounting, (iii) election under Section 108(i) of the Code, (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 965(h) of the Code.
(d)Each “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has at all relevant times complied with applicable document requirements of, and been operated in compliance with, Section 409A of the Code. No stock or other equity option or appreciation right has an exercise price or base price that was less than the fair market value of the underlying stock or equity (as the case may be) as of the date of grant of such option or right, or has any feature for the deferral of compensation other than the deferral of recognition of income until the earlier of exercise or settlement of such option or right.
(e)Since January 1, 2011, the Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1), or otherwise identified as a tax avoidance transaction. No Tax Return filed by the Company contained or was required to contain a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local, or foreign law.
(f)The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Transactions.

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(g)Except as set forth on Schedule 2.21(g), since January 1, 2011, (i) the Company (but not its Subsidiaries) has had in effect continuously a valid election to be classified as an S corporation for U.S. federal and applicable state Tax purposes, (ii) each of the Company’s Subsidiaries incorporated or organized in a state within the United States has either had in effect continuously a valid election to be taxable as a “qualified subchapter S subsidiary” or been classified as a disregarded entity for such purposes, and (iii) each of the Company’s Subsidiaries not incorporated in a state within the United States has been treated as a C corporation for U.S. federal and applicable state Tax purposes. The Company does not have any “net unrealized built-in gains” within the meaning of Section 1374(d) of the Code, or owns any assets acquired from a C corporation that are subject to Section 1374(d)(8) of the Code.
2.22Litigation. Except as set forth on Schedule 2.22, no Action is pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, against any current or former stockholder, member, officer, director, manager or employee of the Company or the ESOT in relation to the affairs of the Company and, to the Knowledge of the Company, no basis exists for the foregoing. The matters disclosed on such Schedule will be covered by the Company’s insurance policies. The Company is not currently planning to initiate any Action before any arbitrator, mediator or Governmental Entity.
2.23Employees and Compensation.
(a)Except as set forth on Schedule 2.23(a), the Company is and has been at all times in compliance in all material respects with all applicable Legal Requirements relating to employment and employment practices in the jurisdictions within which they operate, including, without limitation, all Legal Requirements relating to equal employment opportunities, fair employment practices, discrimination, affirmative action, harassment, retaliation, terminations and reductions in force, wage and hour laws, overtime pay, taxes and withholdings, disability laws, immigration, classification, child labor, working conditions and health and safety laws, privacy, leave laws, workers’ compensation, unemployment compensation and all other employee benefits. All individuals characterized and treated as independent contractors or consultants are properly treated as independent contractors under all applicable Legal Requirements. All current and former employees of the Company that have been classified by the Company as “exempt” under the applicable wage and hour laws have been properly classified at all times. The Company is and has been at all times in compliance with all immigration laws, including Form I-9 requirements and any applicable mandatory e-Verify obligations.
(b)The Company is not and has not been a party to or bound by any collective bargaining agreement or other contact with a union, works council or labor organization (collectively, a “Union”). No Union or any group of employees has sought or, to the Knowledge of the Company, engaged in any efforts to organize the employees of the Company, and no employees are members of any Union. There has not been, nor to the Knowledge of the Company has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work or other similar labor disruption or dispute affecting the Company or any of its employees.
(c)Other than as set forth on Schedule 2.23(c), there are no claims against the Company pending or, to the Knowledge of the Company, threatened to be brought or filed, with

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any Governmental Entity, arbitrator or mediator by any Company employee, consultant or independent contractor, or by any Governmental Entity, arbitrator or mediator relating to the employment or engagement of any such employee, consultant or independent contractor.
(d)There are no employment or consulting Contracts or other arrangements (other than those terminable at will without Liability to the Company) with any employees of or consultants to the Company other than as set forth on Schedule 2.10(i). Schedule 2.23(d)(i) sets forth a complete and accurate list of all employees of and consultants to the Company, showing date of hire, job title, work location, part-time or full-time status, hourly rate or salary rate, commission, bonus and other incentive-based compensation, location of residence, classification as exempt or non-exempt under applicable wage and hour laws (and basis for exemption if exempt), and job title. Schedule 2.23(d)(ii) sets forth the notice and severance obligations of the Company, whether pursuant to applicable Legal Requirement or Contract, with respect to any termination of employment of any employee outside of the United States. Other than as set forth on Schedule 2.23(d)(iii), the Company has no notice or severance obligations, whether pursuant to applicable Legal Requirement or Contract, with respect to any employee in the United States. To the Knowledge of the Company, no officer or key employee of the Company intends to terminate (or has suggested or expressed that he or she might terminate) his or her employment with the Company.
(e)The Company has paid in full, consistent with the Company’s payroll practices and compensation and benefit programs and policies, all amounts due to its employees and consultants, including but not limited to any wages, bonuses, commissions, benefits, encashment of leaves, and severance or notice pay, and there are no outstanding Liabilities whatsoever with respect thereto, or any claims in respect thereof. The Company has complied fully at all times with the WARN Act and any and all state and local counterparts thereto. The Company has not taken any action in the past three months that, either alone or in the aggregate, could, together with any future plant closings or reductions in force, implicate or affect such obligations in the next six months.
(f)Since January 1, 2019, the Company has not received notice of the intent of any Governmental Entity responsible for the enforcement of any Legal Requirement relating to employment and employment practices to conduct an investigation with respect to or relating to the Company or notice that such investigation is in process.
(g)The Company is not a party to any settlement agreement with a current or former service provider in the past three (3) years that specifically involves allegations of harassment. To the knowledge of the Company, in the past three (3) years no claims of sexual harassment have been made against any officer, employee or other service provider of the Company with respect to the conduct or alleged conduct of any such service provider during such service provider’s employment or engagement with the Company.
2.24ERISA; Compensation and Benefit Plans.
(a)Schedule 2.24(a) sets forth a true and complete and accurate list of each pension, benefit, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity,

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stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, disability, life insurance, accidental death and dismemberment, fringe benefit, and other similar Contract, plan, policy, program, practice, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code (“VEBA”), whether or not tax-qualified and whether or not subject to ERISA, which is or has been established, sponsored, offered, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee, officer, independent contractor, consultant or director of the Company (or any spouse, beneficiary or dependent thereof), or with respect to which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, whether direct or indirect, actual or contingent (including, but not limited to, Liabilities arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (collectively, the “Benefit Plans”), and includes a written description of all Benefit Plans that have not been reduced to writing. The Company has separately identified on Schedule 2.24(a), each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (each, a “Non-U.S. Benefit Plan”).
(b)    With respect to each Benefit Plan, the Company has delivered to the Buyer accurate, current and complete copies of each of the following, as applicable: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, funding arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements, side letters and investment management and advisory agreements); (ii) any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks, and any other material written communications (or a description of any material oral communications); (iii) a copy of the three most recently filed Forms 5500 (with schedules and financial statements attached), and a copy of the three most recently distributed summary annual reports; (iv) the three most recent annual and periodic accounting of plan assets; (v) the most recent determination, opinion or advisory letter received from the Internal Revenue Service and a copy of any determination letter application pending before the Internal Revenue Service and any related correspondence; (vi) in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated Liabilities thereunder; (vii) actuarial valuations and reports for the three most recent plan years; (viii) the results of nondiscrimination and top-heavy testing for the three most recent plan years; (ix) copies of material notices, letters, or other correspondence from any Governmental Entity including, without limitation, the Internal Revenue Service, Department of Labor (“DOL”), Department of Health and Human Services or Pension Benefit Guaranty Corporation; (x) fidelity bond and fiduciary liability insurance policies; and (xi) any filings under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity, including, without limitation, the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program.
(c)    With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, its trust is exempt from taxation under Section 501(a)

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of the Code and nothing has occurred that could adversely affect the qualified status of such plan; (ii) each VEBA has been determined by the Internal Revenue Service to be exempt from federal tax under Section 501(c)(9) of the Code and nothing has occurred that could adversely affect the exempt status of any VEBA; (iii) such plan has been established, administered, maintained and enforced in accordance with its terms and all applicable Legal Requirements (including, without limitation, ERISA, the Code, and the Affordable Care Act) and any applicable collective bargaining agreements; (iv) no breach of fiduciary duty has occurred with respect to which the Company or any Benefit Plan (or fiduciary thereof) have any Liability; (v) no actions or disputes (other than routine benefit claims), nor any audits or investigations by any Governmental Entity, are pending or, to the Knowledge of the Company, threatened; (vi) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Benefit Plan (or fiduciary thereof) have any Liability; (vii) all contributions, premiums, and other payment obligations have been accrued on the consolidated financial statements of the Company in accordance with GAAP, and, to the extent due, have been made on a timely basis in accordance with the terms of such Benefit Plan and all applicable Legal Requirements and accounting principles; (viii) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (ix) the Company has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without Liability to itself other than ordinary administrative expenses typically incurred in a termination event; (x) the Company has not attempted to maintain the grandfathered health plan status of such Benefit Plan under the Affordable Care Act; (xi) no complete or partial termination of any Benefit Plan has occurred or is expected to occur; (xii) all Non-U.S. Benefit Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions; (xiii) no such plan requires the Company to continue to employ or engage any employee, officer, independent contractor, or director; (xiv) the Company has caused to be filed timely all required Form 5500s and any other filings required by applicable Legal Requirements; and (xv) to the extent applicable, each Non-U.S. Benefit Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (A) the Company and the participants and beneficiaries under the relevant Non-U.S. Benefit Plan and (B) in the case of any Non-U.S. Benefit Plan under which funds are set aside in advance of the benefits being paid, the assets held for the purposes of such plan, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.
(d)    Neither the Company nor any ERISA Affiliate (as defined below) has ever contributed to, been required to contribute to, sponsored or maintained any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”), (ii) “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Benefit Plans are subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. “ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would (as of any relevant time) be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

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(e)    Except as specified in Schedule 2.24(e), with respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA: (i) no such plan provides or promises any post-employment or post-retirement medical, dental, disability, hospitalization, life, medical, death or similar benefits (whether insured or self-insured) with respect to any current or former employee, officer, independent contractor, or director of the Company or its Subsidiaries (or spouses, beneficiaries or dependents thereof), other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (ii) each such plan has been at all times administered in compliance with Sections 601-734 of ERISA, 4980B(f) of the Code, and any similar state Legal Requirements; and (iii) no such plan has reserves, assets, surpluses or prepaid premiums.
(f)    Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee or other individual service provider for any Tax incurred by such individual, including under Section 409A, 457A or 4999 of the Code.
(g)    Neither the execution and delivery of this Agreement, shareholder approval of this Agreement nor the consummation of the Transactions contemplated by this Agreement (whether alone or together with any other event) will (i) entitle any individual to payment or benefit, including any bonus, retention, severance, retirement or job security payment or any increase in any of the foregoing (ii) accelerate the time of payment or vesting under any Benefit Plan, (iii) increase the amount of compensation (including stock or stock-based compensation) or benefits due to any individual, (iv) trigger any funding (through a grantor trust or otherwise) of any compensation, severance or other benefit under any Benefit Plan or other agreement to which the Company is a party or (v) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan. No Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.
(h)    There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor, or consultant, as applicable. The Company does not have any commitment or obligation, nor has made any representations to any director, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(i)    The Company has correctly classified all individuals who have directly or indirectly performed services for it for purposes of each Benefit Plan, the Code, unemployment compensation, workers’ compensation laws, and other applicable Legal Requirements.
(j)    Each Benefit Plan that is subject to the Patient Protection and Affordable Care Act of 2010, as amended (the “Affordable Care Act”) has been maintained and administered

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in compliance with the Affordable Care Act, including all notice and coverage requirements, and no Tax or Liability has been or is expected to be incurred as a result of the application of the Affordable Care Act to such Benefit Plan.
2.25Status of Qualified Retirement Plans.
(a)The Company 401(k) Plan (and related trust) and the ESOP (and related trust) have been formed pursuant to and in material compliance with Code Section 401(a).
(b)The ESOT is now, and has been at all times since its inception, a qualified “employee stock ownership plan” meeting the applicable qualification requirements of Code Section 409. The ESOT has at all times satisfied the applicable provisions of Section 4975(e)(7) of the Code, Section 54.4975-11 of the Treasury Regulations, and Section 407(d)(6) of ERISA that is designed to invest primarily in employer securities within the meaning of Section 4975(e)(8) of the Code.
(c) The Trustee has the authority under the ESOT and the ESOT Trust Agreement to execute this Agreement and enter into the Transaction without a vote of the ESOP Participants.
(d)The Company has no liability or contingent liability under Sections 1042(e), 4971, 4979A or 4980 of the Code.
(e)The Company has duly appointed the Trustee to act as the trustee of the ESOT and to represent the interests of the participants and beneficiaries of the ESOT with respect to this Agreement and the Transaction. The Trustee has engaged Willamette Management Associates to act as an independent financial advisor to the ESOT (the “Independent Financial Advisor”) with respect to this Agreement and the Transaction and has engaged independent legal counsel.
(f)The Company has made available to Buyer true and correct copies of all charters, by-laws and other organizational documents and records of the ESOT. The trust created pursuant to the ESOT Trust Agreement is a valid existing trust under the Laws of the State of Oregon where not preempted under Code Section 401(a). There is no Closing ESOT Indebtedness. All allocations of the Purchased Securities and distributions to participants of amounts in exchange for the Purchased Securities, if any, have been made in accordance with the terms of the ESOT, including the requirement that any allocation or sale or exchange of the Purchased Securities be made at a fair market value determined by an independent appraiser. No sale (or purchase) of the Purchased Securities by the ESOT to the Company or to any other disqualified person (within the meaning of Section 4975 of the Code) or party-in-interest (within the meaning of ERISA) has constituted a non-exempt prohibited transaction under Section 4975 of the Code or under ERISA; and each sale (or purchase) of the Purchased Securities by or to the ESOT has been made, with respect to any sale, for no less than (or, with respect to any purchase, no more than) Adequate Consideration. No sale (or purchase) of the Purchased Securities has, or will, result in an imposition of penalties upon the Company or the ESOT under Section 4978 of the Code or Section 4979A of the Code. There is not currently in effect any “verified written statement” signed by the Company or any predecessor in connection with any sale of the Purchased Securities to the ESOT

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under a Section 1042 transaction (within the meaning of Section 1042 of the Code). With respect to the ESOT, (i) allocations to participants were made in accordance with Section 409(b) of the Code, to the extent applicable under Section 409(a) of the Code; (ii) all the Company contributions to the ESOT were deductible under Section 404 of the Code for the year made; (iii) the voting requirements of the ESOT and Section 409(e) of the Code and the valuation requirements of Section 408(e) of ERISA have always been complied with; and (iv) no allocations were ever made in violation of Sections 409(n) or 409(p) of the Code. Neither the Trustee nor any participant or beneficiary had or has any right to vote on the transactions contemplated by this Agreement, or any portion thereof, under the terms of the ESOT or applicable Law. There are no current legal Actions or, to the Knowledge of the Company, any threatened legal Actions against the ESOT, any fiduciaries (within the meaning of ERISA) of the ESOT (with respect to their fiduciary duties to the ESOT), or the Company in connection with its administration of the ESOT by current or former participants or beneficiaries, the U.S. Department of Labor or the IRS, and neither the U.S. Department of Labor nor the IRS is auditing or investigating the ESOT or has made inquiries about the form, establishment or administration of the ESOT or any transaction in which the ESOT engaged during the last five (5) full calendar years. No fiduciary (within the meaning of ERISA) of the ESOT is indemnified by, or has any rights to indemnity from, the Company or the ESOT for any fiduciary liability he, she or it may incur or may have incurred as a fiduciary of the ESOT. The Company has fully complied with all of its obligations under the ESOT and under ERISA and the Code with respect to the ESOT.
2.26Environmental Matters.
(a)The Company is and has been in material compliance with all applicable Environmental Laws. Neither the Company nor any of its officers has received any communication or complaint from a Governmental Entity or other Person alleging that any Company has any material liability under any applicable Environmental Law or is not in material compliance with any applicable Environmental Law.
(b)Except as set forth on Schedule 2.26(b), there is and has been no presence or Release or threatened Release of Hazardous Substances for which such Company would have liability or responsibility pursuant to applicable Environmental Law in connection with the conduct of the Business or on or from any properties currently or formerly owned, leased or operated by or for such Company or any predecessor company, at any location to which such Company or any predecessor company has disposed of or arranged for the disposal of any Hazardous Substances or at any other location the amount of which would reasonably be expected to have a Material Adverse Effect and, as to any properties currently or formerly leased or operated, but not owned, by such Company, arose out of such Company’s activities during the applicable period of such lease or operations. Except as set forth on Schedule 2.26(b), no underground storage tank or water, gas, or oil well, is located on any Owned Property. Except as set forth on Schedule 2.26(b), there are no past or present actions, activities, circumstances, conditions, events or incidents, including without limitation the presence or Release of Hazardous Substances, that could form the basis for assertion of liability under Environmental Laws against the Buyer, the Company, the Business or any property used therein. There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Entity, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company, the Business or any

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property used therein or against any predecessor, relating to Hazardous Substances or otherwise under any Environmental Law.
(c)Schedule 2.26(c) sets forth a complete list of all Environmental Permits that are required with respect to the occupation of the properties and the operation of the Business. The Company holds all Environmental Permits that are required with respect to the occupation of the properties and the operation of the Business, and is and has for the past five (5) years been in material compliance therewith. All such Environmental Permits are in full force and effect, and to the Knowledge of the Company, no Action, revocation Action, amendment procedure, writ, injunction or claim is pending or threatened concerning any such Environmental Permits.
(d)Except as set forth in Schedule 2.26(d), the Company has not agreed to assume, undertake or provide indemnification for any liability of any other Person under Environmental Laws, including without limitation any obligation for any response action.
(e)Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions contemplated hereby will (i) require any notice to or consent of any Governmental Entity or other Person pursuant to any applicable “transaction-triggered” Environmental Law or any Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.
(f)No restrictions have been imposed on the operation or use of the Owned Property in connection with any liability or potential liability arising from or related to Environmental Laws, and to the Knowledge of the Company, there is no Action pending or threatened which would reasonably be expected to result in the imposition of any such restriction.
(g)The Company has provided to the Buyer all “Phase I,” “Phase II” or other environmental assessment or compliance audit reports in their possession or to which they have reasonable access addressing locations ever owned, operated or leased by the Company or any predecessor company at which the Company or any predecessor actually, potentially or allegedly may have liability under any Environmental Law.
2.27Information Technology Infrastructure; Privacy and Data Security.
(a)The Company has sufficient rights to use all computer software, firmware, networks, middleware and systems, information technology equipment used or held for use in connection with the operation of the Business (the “IT Assets”) and associated documentation, all of which rights shall survive unchanged upon the consummation of the Transactions. The IT Assets have not materially malfunctioned or failed. The IT Assets provide commercially reasonable redundancy and speed to meet the performance requirements of the Business as currently conducted. The IT Assets do not contain any viruses, malware, Trojan horses, worms, other undocumented contaminants, material bugs, vulnerabilities identified in the U.S. National Vulnerability Database maintained by the Department of Homeland Security and the National Institute of Standards and Technology, faults, disabling codes, or other devices or effects that reasonably could (i) enable or assist any Person to access without authorization the IT Assets or any information in the IT Assets, or (ii) otherwise adversely affect the functionality of the IT Assets. The Company deploys such patches, updates and hotfixes that it believes are commercially

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prudent. To the Knowledge of the Company, no Person has gained unauthorized access to any IT Assets.
(b)    The Company has written privacy and security policies that govern its collection, storage, use, disclosure and transfer of Personal Information that satisfy applicable Legal Requirements and Contracts and the Company complies in all material respects with such privacy and security policies and applicable Legal Requirements and Contracts. The Company has not collected any Personal Information from any third parties, except for Personal Information collected from employees and vendors in the ordinary course of business and as a service provider for its respective customers pursuant to customer Contracts. The Company has not received any claim or complaint regarding its collection, storage, use, disclosure or transfer of Personal Information. The Company has taken reasonable actions and measures to protect the confidentiality, integrity and security of Personal Information and all of its IT Assets against any unauthorized use, access, interruption, modification or corruption. As used in this Agreement, “Personal Information” means information in the possession or under the control of the Company regarding any Person, including personally identifiable information, financial information and protected health information, the use or disclosure of which is protected by applicable Legal Requirements.
(c)    The Company has not received from any Governmental Entity or any other Person any complaint, notice or other notification of a complaint regarding the Company’s compliance with any Legal Requirement or Contract applicable to Personal Information. The Company has not received notice of, and is not otherwise aware of, any complaints, breaches, non-permitted uses or disclosures, or other incidents of alleged compromises to the privacy or security of any Personal Information.
(d)    There has been no material breach of security or other unauthorized access by third parties to the Personal Information or confidential information in the Company’s possession, custody or control and there have been no successful unauthorized intrusions or breaches of the security of information technology systems of the Company. The Company has written policy guidelines for all parties with access to its computer systems regarding use of its computer systems, including use of the Internet and e-mail, and, to the Knowledge of the Company, such policy guidelines have been and are being complied with. With respect to all Personal Information gathered or accessed in the course of the operations of the Company, the Company has taken commercially reasonable steps, consistent with industry standards and Legal Requirements, to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.
(e)    The Company has in place disaster recovery plans, procedures and facilities that are appropriate to minimize the disruption of its Business in the event of any material failure of any of the IT Assets and in accordance with applicable Legal Requirements and Contracts. The disaster recovery and security plans, procedures and facilities specified meet all representations made to, and obligations with, all customers and vendors, and the Company is in compliance in all material respects therewith.

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(f)    The Company’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of all Personal Information has complied, and complies, in all material respects, with (i) all applicable Company privacy policies, (ii) all Contracts to which the Company is party or bound and (iii) all Legal Requirements.
2.28Insurance. Schedule 2.28 sets forth all insurance policies under which the Company is insured (the “Insurance Policies”), the name of the insurer of each policy, the type of policy provided by such insurer, the amount, scope and period covered thereby and a description of any material claims made thereunder. True and correct copies of all such policies have been provided to the Buyer. Such insurance policies are valid and in full force and effect and are adequate to insure against all Liabilities, claims and risks against which it is customary for companies similarly situated as the Company to insure, including but not limited to claims made against the Company or its officers and directors post-transaction involving pre-transaction conduct. All premiums due to date under such policies have been paid, all required notices under such policies have been provided, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover, or disputed, all or any portion of such claims. Such insurance policies do not provide for any retrospective premium adjustment or other experience-based Liability on the part of the Company. The Company has not received any notice of cancellation of or proposed material increase in the premiums payable for, or proposed reduction in the scope (or discontinuation) of, coverage under any of such insurance policies. Such insurance policies will not be affected in any way as a result of the Transactions.
2.29Affiliate Transactions. Except as set forth on Schedule 2.29, (a) the Company is not a party to any Contract or other arrangement with, or indebted to, either directly or indirectly, any of its officers, directors, managers, direct or indirect equity holders or Affiliates, or any of their respective relatives or Affiliates, (b) none of such Persons is indebted to the Company or has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person (i) who is or was an Affiliate of the Company, (ii) with which the Company has a business relationship, or (iii) who is a competitor of the Company, and (c) none of such Persons has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, trade names or other intellectual property, used in or pertaining to the conduct of the Business or any supplier, distributor or customer of the Company.
2.30Brokers. Except as set forth on Schedule 2.30, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the ESOT or the Company in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any brokerage, finder’s or other fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them. The obligations of the Company to each Person listed on or required to be listed on Schedule 2.30 shall constitute Transaction Expenses.
2.31Absence of Certain Payments. Neither the Company nor to the Knowledge of the Company, any Person associated with or acting for or on behalf of the Company has, directly or indirectly, on behalf of or with respect to the Company: (a) made an unreported political contribution, (b) made or received any payment that was not legal to make or receive, (c) engaged

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in any material transaction or made or received any material payment that was not properly recorded on the books of the Company, (d) created or used any “off-book” bank or cash account or “slush fund,” or (e) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery, anti-fraud, anti-corruption or similar Legal Requirements (collectively, “Anti-Bribery Laws”). Neither the Company nor any Person acting on its behalf is or has been the subject of any proceeding or, to the Knowledge of the Company, investigation regarding an alleged violation of any Anti-Bribery Laws.
2.32Bank Accounts. Schedule 2.32 sets forth the account numbers and names of each bank, broker or other depository institution at which the Company maintains a depository account.
2.33No Other Agreements. Except for this Agreement and the Transaction Documents, the Company does not have any other agreements, arrangements or understandings with any security holder, director, officer, manager, member, employee, consultant or affiliate of the Company in respect of the Transactions and the Transaction Documents.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES CONCERNING THE ESOT
The Company warrants to the Buyer that the information contained in this Article 3 is true and correct as of the date hereof and will be true and correct as of the Closing Date:
3.1Title. The ESOT is the record and beneficial owner of the Company Securities, free and clear of all Liens, other than pursuant to applicable securities laws. On the Closing Date, the Company and Trustee on behalf of the ESOT shall transfer to the Buyer good title to such Company Securities, free and clear of all Liens, other than pursuant to applicable securities laws. The ESOT has not granted any option or right, and is not a party to or bound by any agreement that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require the ESOT to transfer any of the Company Securities to anyone other than the Buyer.
3.2Organization and Authority. The ESOP, including the ESOT, each have been duly authorized, adopted and established by all necessary corporate action on the part of the Company; the ESOP is a valid employee stock ownership plan within the meaning of Code Section 4975(e)(7), qualified under Section 401(a) and the ESOT is a trust exempt from taxation under Code Section 501(a).
3.3No Conflict. Other than as set forth on Schedule 3.3 and for any applicable filings and approvals under the HSR Act, no consent, approval or authorization of or notice, declaration or filing with any Governmental Entity or other Person is required on the part of the ESOT for or in connection with the execution, delivery or performance by ESOT of this Agreement and the other agreements, documents and instruments of the ESOT contemplated hereby to which the ESOT is a party. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the ESOT will not result in any breach or violation of, be in conflict with, constitute a default or an event that, with or without notice or a lapse of time or both, would constitute a default under, or cause the acceleration of any obligation or loss of any rights under any Legal Requirement, Contract, instrument, charter, by-

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laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise, resolutions or certification to which the ESOT is a party or by which the ESOT is bound.
3.4Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the ESOT is a party shall be when executed and delivered by the ESOT, the valid and binding obligations of the ESOT enforceable in accordance with its terms except as limited by the Remedies Exception.
3.5Litigation. No Action against the ESOT is pending or, to the knowledge of the ESOT, threatened against the ESOT, in relation to the affairs of the Company or that would materially interfere with the Buyer’s ability to consummate the Transactions.
3.6Ownership of Company Assets. The ESOT has no direct or indirect rights, title and/or interest in any property, real or personal, tangible or intangible, used in, necessary for or currently contemplated for future use in the Business (including any Company Intellectual Property).
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER
The Buyer represents and warrants to the ESOT and the Company that each of the statements contained in this Article 4 is true and correct as of the date hereof and will be true and correct as of the Closing Date:
4.1Organization, Power and Standing. The Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.
4.2Authority; No-Conflict. The Buyer has full power and authority and has taken all required corporate action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, documents and instruments contemplated hereby to which it is a party (the “Buyer Transaction Documents”). No consent, approval or authorization of or notice, declaration or filing with any Governmental Entity or other Person is required by the Buyer for or in connection with its execution, delivery or performance of this Agreement and any Buyer Transaction Documents. The execution, delivery and performance of this Agreement and the Buyer Transaction Documents will not result in any breach or violation of, be in conflict with, or constitute a default or an event that, with or without notice or a lapse of time or both, would constitute a default under any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Buyer is a party or by which the Buyer is bound.
4.3Validity and Enforceability. This Agreement is, and each of the Buyer Transaction Documents shall be, when executed and delivered by the Buyer, the valid and binding obligations of the Buyer enforceable in accordance with its terms, except as limited by the Remedies Exception.

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4.4Investment Representations. The Purchased Securities are being acquired by the Buyer for the Buyer’s own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in violation of the Securities Act of 1933, as amended. The Buyer has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of the proposed investment in the Purchased Securities. The Buyer understands that the Company Securities may not be sold, transferred or otherwise disposed of by it without registration under the Securities Act of 1933, as amended, and any applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such Company Securities or an available exemption from registration, such Company Securities may be required to be held indefinitely. The foregoing shall not affect in any way any Buyer Indemnified Parties’ rights under this Agreement, other than as such may limit the ability of the Buyer to sell, transfer or convey the Purchased Securities subsequent to the Closing.
4.5Brokers. Except as set forth on Schedule 4.5, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Buyer in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.
4.6Financial Ability. The Buyer has and will have at the Closing the financial capability to consummate the Transactions.

ARTICLE 5.
COVENANTS OF THE COMPANY AND THE ESOT
5.1Access. Prior to the Closing, the Company and its Subsidiaries will permit the Buyer, its financing sources and their respective representatives, during normal business hours, reasonable access to (a) the Real Property, assets, premises, properties, records, books of account, contracts and other documents of the Company and its Subsidiaries and (b) with reasonable notice to Company’s management, any employees, advisors, consultants, other personnel, customers, service providers, vendors or suppliers of, or others having material business relations with, the Company or any of its Subsidiaries. Until the Closing Date, the Company and its Subsidiaries will furnish promptly to the Buyer such additional data and other information as to its affairs, assets, business, properties or prospects as the Buyer, its financing sources or their representatives may from time to time reasonably request. Without limiting the foregoing, the Company shall permit the Buyer and its representatives to conduct environmental due diligence of the Company, its Subsidiaries and the Real Property and other investigations of the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company, its Subsidiaries and the Real Property and investigations of the condition of the Real Property. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the ESOT or the Company and its Subsidiaries in this Agreement.

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5.2Conduct of the Business. Prior to the Closing, the Company and each Subsidiary will, comply with the following covenants prior to the Closing, unless otherwise approved in writing by the Buyer or as explicitly required by this Agreement:
(a)    The Company and each Subsidiary will, except as set forth in Schedule 5.2(a):
(i)    maintain its legal existence and good standing;
(ii)    use commercially reasonable efforts to:
(A)        preserve the Business and its business organization intact, retain its Permits, and preserve its rights, relationships, Contracts and goodwill of its customers, lenders, suppliers, regulators, vendors, service providers, personnel and others having business relations with it;
(B)        conduct its business only in the ordinary course of business consistent with past practice (including without limitation the collection of receivables and the payment of payables and capital expenditures);
(C)    maintain its assets, Intellectual Property, rights and business relationships;
(D)    make capital expenditures and expenditures for sales and marketing costs in the ordinary course of business reflected on the Company’s budget for the current calendar year (which was made available to the Buyer) and consistent with past practices; and
(E)    keep in full force and effect the insurance policies (comparable in amount and scope) covering the assets and Intellectual Property of the Company and its Subsidiaries.
(b)    Except as set forth on Schedule 5.2(b), or as otherwise agreed in writing by the Buyer referencing this Section 5.2(b), such consent not to be unreasonably withheld, conditioned or delayed, the Company and each Subsidiary will not:
(i)    change its method of management or operations in any material respect;
(ii)    dispose, acquire or license any assets or properties or make any commitment to do so, other than in the ordinary course of business to the extent less than $50,000 in the aggregate;
(iii)    incur any Indebtedness, or make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or subject any of its properties or assets to any Lien, other than Permitted Liens;

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(iv)    modify, amend, cancel or terminate any Material Contract or any other existing Contract or instrument material to the Company, any Subsidiary or the Business, or any Benefit Plan (including any plan or arrangement that would constitute a Benefit Plan if it were in existence on the date hereof);
(v)    make any change in the compensation paid or payable to any officer, director, manager, employee, agent, representative or consultant, or pay or agree to pay any bonus or similar payment (other than bonus payments or other amounts to which the Company or any Subsidiary is committed and which are expressly disclosed in this Agreement);
(vi)    promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any management employee or officer of the Company or any Subsidiary;
(vii)    enter into any Contract (A) with respect to which the Company or any Subsidiary has any Liability involving more than $150,000, (B) which may place any limitation on the method of conducting or scope of the Business, or (C) which would otherwise be a Material Contract and involve a Liability more than $150,000;
(viii)    enter into any lease for any Real Property as a lessor, sublessor or lessee or sublessee;
(ix)    enter into or modify any Contract with an Affiliate;
(x)    make or cause to be made any dividend, distribution, redemption, repurchase, recapitalization, reclassification, issuance, split, combination or other transaction involving the capital stock or other equity securities of the Company or any Subsidiary, or any option, warrant or right to acquire any such capital stock or equity securities, other than cash distributions;
(xi)    make any change in its accounting practices or procedures, other than any change required by GAAP or Legal Requirements;
(xii)    file, amend or make any change to any Tax election or any Tax Return, except as required by Legal Requirements;
(xiii)    change its customer pricing or offer any rebates, discounts or promotions, other than in the ordinary course of business;
(xiv)    acquire any business or entity, whether by merger or consolidation, purchase of assets or equity securities or any other manner;
(xv)    cancel or waive any rights of substantial value, or pay, discharge or settle any claim of substantial value;
(xvi)    implement any layoffs that could implicate the WARN Act;

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(xvii)    initiate, settle or respond to any legal disputes that result in a Liability to the Company or its Subsidiaries in excess of $50,000;
(xviii)    allow any material insurance policies to lapse without renewal or replacement on commercially reasonable terms;
(xix)    accelerate any rights, payments or vesting under a Benefit Plan;
(xx)    accelerate the collection of accounts receivable, delay the purchase of supplies, delay normal repairs or maintenance, or delay payment of accounts payable or accrued expenses, in each case in any material respect and except in the ordinary course of business;
(xxi)    take any other action which could have a Material Adverse Effect; or
(xxii)    commit to do any of the foregoing referred to in clauses (i) - (xxi).
5.3Efforts. Pending the Closing, the Company will use commercially reasonable efforts to cause the conditions specified in Section 8.1 to be satisfied as soon as practicable.
5.4ESOT Matters.
5(i)At the Closing, the Trustee will provide a copy of the Fairness Opinion to the Buyer.
(a)Prior to the Closing, the Company will make or have made a contribution to the ESOT (the “Company’s 2023 Contribution”) for the ESOP plan year ending December 31, 2023 representing the anticipated full contribution for such plan year.
5.5Third Party Approvals.
(a)General. Prior to the Closing:
(i)the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain all the Required Consents, and give all the third party notices required in connection with the Transactions;
(ii)the Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain all the authorizations, consents and approvals of, and give all notices to, the Governmental Authorities and third parties set forth on Schedule 5.5(a)(ii); and
(iii)each party shall use commercially reasonably efforts to cooperate with the other party and its Affiliates in seeking to obtain all authorizations, consents and approvals hereunder.

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(b)Governmental Approvals.
(i)Cooperation. The Company shall cooperate in all respects with the Buyer in connection with any filing, submission or other communication with any Governmental Entity in connection with the Transactions.
(ii)Scope of Efforts. Notwithstanding the foregoing, neither the Buyer, nor any of its Affiliates shall be required to sell, divest, dispose of, or license any assets, properties, products, product lines, services, businesses, or rights of the Buyer, its Affiliates (including, following the Closing, the Company and its Subsidiaries) or any interests therein, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines services, or businesses of the Buyer, its Affiliates (including, following the Closing, the Company and its Subsidiaries) or any interests therein, or litigate any claim asserted before any Governmental Entity.
(c)Allocation of Expenses. Notwithstanding anything to the contrary contained herein:
(i)The Buyer shall be responsible for the filing fees under the HSR Act.
(ii)Any fee or other cost required to be incurred to obtain any other Required Consent shall constitute a Transaction Expense, subject to the availability of funds in the Escrow Fund to pay for such fee or other cost. If there are not funds available in the Escrow Fund to pay the fee or other cost required to be incurred to obtain any other Required Consent, then the Buyer will pay such fee or other cost.
5.6Stub Period Financial Statements. For the period commencing as of the date hereof and ending as of the Closing Date, the Company shall deliver to the Buyer the consolidated unaudited balance sheet and consolidated statements of income of the Company for each month after the month of the most recent financial statements listed in Section 2.8. Such financial statements shall be delivered within twenty (20) days after the end of such month or, if earlier, contemporaneously with the delivery of such financial statements to the directors, stockholders, managers, members or lenders of the Company or any Subsidiary.
5.7Nonsolicitation. Prior to the Closing, none of the Company or its Subsidiaries will directly or indirectly, or take action causing the ESOT to directly or indirectly, (a) solicit any competing offers for the recapitalization or purchase of the Company or any Subsidiary or the purchase of all or any material portion of the securities or assets (including by merger or in any other form of transaction) of the Company or any Subsidiary, (b) negotiate or otherwise respond, other than to decline to enter into such negotiations, with respect to any unsolicited offer or indication of interest with respect to any such transaction, or (c) furnish any information to any Person in connection with any such transaction; provided, that nothing in the preceding clause (b) shall restrict or impair actions by the Trustee reasonably determined by the Trustee to be required to be taken by the Trustee to fulfill its fiduciary duties in its capacity as trustee of the ESOT. The Company will promptly disclose to the Buyer and the Trustee all such unsolicited offers or indications of interest and, as determined by the Buyer to be reasonably necessary, engage in

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discussions with the Buyer with respect to such offer or indication of interest. The parties agree and acknowledge that by the terms of the constating documents of the ESOT, the Trustee is obligated to report and deliver any such solicitation or offer to the Company.
5.8Remedies. The Company and the ESOT acknowledge that any breach or threatened breach of the provisions of Section 5.7 of this Agreement would be a breach of a material covenant under this Agreement and permit Buyer to terminate this Agreement under Section 9.1(b). The Company further acknowledges that any breach or threatened breach of the provisions of Section 5.7 of this Agreement would cause irreparable injury to the Buyer for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Buyer shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the Company and/or its Subsidiaries from committing such breach or threatened breach. The rights provided under this Section 5.8 shall be in addition to, and not in lieu of, any other rights and remedies available to the Buyer.
5.9Reasonable Restrictions. The Company (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) except for representations, warranties and covenants of Buyer specified in this Agreement, has not relied upon any representation or statement made by the Buyer or any of its Affiliates, directors, officers, employees, consultants, stockholders, managers, members, partners, agents, investors, advisors or representatives with regard to the subject matter of this Agreement, (c) acknowledges the goodwill of the business transferred pursuant to this Agreement and that the Buyer would not have closed the Transactions without the benefits contained in this Agreement, and (d) understands that this Agreement is assignable by the Buyer and, following the Closing, the Company and its Subsidiaries and shall inure to the benefit of their respective successors and permitted assigns, as long as such successors and assigns are responsible for the representations, warranties and covenants of Buyer under this Agreement. The provisions of Sections 5.7 are in addition to, and not a replacement for, any similar restrictions contained in any other agreement with the Buyer, Company or its Subsidiaries to which the Company, its Subsidiaries or the ESOT is a party. In the event of any conflict between the provisions of this Agreement and such other restrictions, the provisions most favorable to the Buyer and, subsequent to the Closing, the Company and its Subsidiaries shall control, except that this provision does not relieve the Buyer, or its successors or assigns, from its obligations under any representation, warranty or covenant under this agreement.
5.10Benefit Plans.
(a)Effective as of the date immediately prior to the Closing Date, the Company and the Subsidiaries will terminate each of the Benefit Plans identified on Schedule 5.10(a) (the “Specified Benefit Plans”) and no employee shall have any right thereafter to contribute any amounts to any such plan. The Company will provide the Buyer with evidence that each such Specified Benefit Plan has been terminated effective immediately prior to the Closing Date pursuant to resolutions duly adopted by the Company’s board of directors or the board of directors of a Subsidiary, as applicable.

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(b)The Company and Buyer hereby agree that the ESOT Trust Agreement provides that the plan administrator shall affirmatively direct and authorize the Trustee to make all distributions.   The Company and Buyer agree that in the event of any conflict between this Agreement and the ESOT Trust Agreement the terms and conditions of the ESOT Trust Agreement shall control.
5.11Tail Policy. At the Closing, the Company shall obtain, maintain and fully pay for an irrevocable “tail” insurance policy for the Company’s and each Subsidiary’s directors’ and officers’ liability, fiduciary and employment practices liability (the “D&O Tail Policy”) insurance coverage that provides coverage for at least six (6) years from Closing. The costs and expenses of such policies shall be Transaction Expenses hereunder. The Company understands, agrees and acknowledges that the “tail policy” described in this Section shall be the sole recourse for any rights to indemnification and expense advances covered by such policy for a Person as a stockholder, member, manager, director, officer or employee of the Company or any Subsidiary for pre-Closing matters (“pre-Closing Indemnitee”). This limitation does not limit a pre-Closing Indemnitee or the Trustee from receiving benefits, including reimbursement of expenses, legal defense, and or indemnity, from other insurance coverages of Company or ESOT, including, but not limited to, Directors and Officers coverage, liability coverage and employment practices coverage which was in effect prior to Closing, to the extent then available.
5.12Litigation Cooperation. The Company and its Subsidiaries, shall use commercially reasonable efforts to cooperate with the Buyer, the Company, its Subsidiaries and their respective Affiliates in connection with any pending or threatened internal, governmental or third party Action that relates to events that transpired prior to the Closing related to the Business. Such cooperation shall include, without implication of limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when requested by the Buyer. This Section shall not apply to litigation between any Buyer Indemnified Party, on the one hand, and the ESOT and, prior to the Closing, the Company or its Subsidiaries, on the other hand.
5.13Subsidiary Dispositions. Prior to the Closing, the Company and its Subsidiaries shall use commercially reasonable efforts to dissolve, liquidate or otherwise dispose of all interests, direct or indirect, in, and cause to be discharged all obligations and liabilities of the Company and its Subsidiaries related to, each of Key Knife Chile Limitada, a Chile limited liability company and Peerless Instrument Company, Inc., a Florida corporation (each a “Subsidiary Disposition” and collectively the “Subsidiary Dispositions”). The Company shall promptly notify the Buyer of the completion of each Subsidiary Divestment and make available all final documentation related thereto.
5.14Updates to Schedules. Prior to the Closing, the Company shall, as soon as possible, supplement the schedules to this Agreement by delivery to the Buyer of one or more supplements (each, a “Disclosure Supplement”) to reflect (i) an occurrence, or non-occurrence, of any event that has caused any representation or warranty made by the Company or the ESOT to be untrue or inaccurate in any material respect at any time after the date of this Agreement; (ii) any material failure of the Company, any of its Subsidiaries or the ESOT to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any

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circumstance, event or action the existence of which could reasonably be expected, individually or in the aggregate, to result in the failure of any of the conditions set forth in Section 8.1 to be satisfied; and (iv) any other material development affecting the ability of the ESOT to consummate the Transactions. To the extent that a Disclosure Supplement materially modifies the transaction specified in this Agreement as specified in this Section 5.14(i) through (iv), then Buyer may terminate this Agreement. Other than as contemplated by Section 1.5, no Disclosure Supplement shall modify the Closing Purchase Price.

ARTICLE 6.
COVENANTS OF THE BUYER
6.1Representations and Warranties. Until the Closing Date, the Buyer will not take any action that would cause any of the representations and warranties made by the Buyer in this Agreement not to be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.
6.2Efforts. Pending the Closing, the Buyer will use commercially reasonable efforts to cause the conditions specified in Section 8.2 to be satisfied as soon as practicable.
6.3Operation of Business. The Buyer shall operate the Business as set forth on Schedule 6.3 for the period of time set forth therein.
6.4Confidentiality/Non-Disparagement. Pending the Closing, all proprietary information obtained by the Buyer from or on behalf of the Company or any of its Subsidiaries will be kept confidential, will not be disclosed, and will not be used by the Buyer other than in connection with the Transactions and other than disclosure to its Affiliates, partners, directors, officers, employees, advisors and financing sources, who will maintain its confidential nature; provided that the foregoing restriction shall not apply to information which (a) is lawfully and independently obtained by the Buyer from a third party without restriction as to disclosure by the Buyer, (b) was known by the Buyer prior to its disclosure by or on behalf of the Company or its Subsidiaries, (c) is in the public domain or enters into the public domain through no fault of the Buyer, (d) is independently developed by the Buyer without reference to information provided by the Company or its Subsidiaries or (e) the Buyer is required by applicable Legal Requirements or stock exchange rules to disclose. Following Closing, Buyer and Company will keep confidential and will not disclose any confidential information of ESOT and/or ESOP Participants in their capacity as such, except as required by applicable Legal Requirements. Before and after Closing, Buyer will not make any disparaging statements regarding the Company, its Subsidiaries, or any of their respective investors, directors, managers, officers, employees, consultants, representatives, business or affairs; provided, that the foregoing shall not preclude the Buyer from providing truthful testimony in any legal proceeding, communicating with any governmental agency or representative, or making any truthful disclosure required by applicable Legal Requirements.
6.5Benefit Plans. The Buyer shall reasonably cooperate with the Company regarding the termination of the Specified Benefit Plans and any required governmental or regulatory filing relating to pre-closing activities of the Specified Benefit Plans. This shall include but not be limited to the filing of the Form 5500 and completion of any required independent audit relating to such Specified Benefit Plan filings.

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ARTICLE 7.
TAX COVENANTS
7.1Tax Periods Ending on or Before the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and all Subsidiaries for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that have not been filed prior to the Closing Date. The Company shall permit the Buyer to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer. All Tax Returns to be prepared by or for the Company pursuant to this Section 7.1 shall be prepared in a manner consistent with the past practice of the Company except as otherwise required by Legal Requirements. Any deferred revenue shall be treated as a liability assumed by Buyer, which does not result in any deemed payment to Buyer.
7.2Tax Periods That Include But Do Not End on the Closing Date. The Company shall cause to be prepared and filed any Tax Returns of the Company and all Subsidiaries for taxable periods that include but do not end on the Closing Date. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the pre-Closing period shall (a) in the case of any property Taxes and Taxes other than those based upon or related to income, payroll, sales or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income, payroll, sales or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.
7.3Cooperation on Tax Matters.
(a)The Buyer and the Company shall cooperate fully, to the extent reasonably requested by the others, in connection with the filing of Tax Returns pursuant to Sections 7.1 and 7.2 or otherwise, and any audit, examination, litigation, or other Action with respect to Taxes (each, a “Contest”) and will provide prompt written notice thereof. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing or Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(b)After the Closing, the ESOT shall make available to the Company such books and records to the extent reasonably necessary for a reasonable purpose related to the ESOT’s ownership of the Purchased Securities prior to the Closing.
(c)If requested by the Buyer, the Company and the ESOT will reasonably cooperate with the Buyer to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Company or any Subsidiary (including, but not limited to, with respect to the Transactions contemplated hereby).

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(d)To the extent received prior to the three year anniversary of the Closing Date, all Tax refunds and overpayments relating to Taxable periods or any portion thereof ending on or prior to the Closing Date, whether received in cash or applied to a subsequent Taxable period, shall be solely for the benefit of the ESOT, and the Buyer shall cause the same to be deposited with the Escrow Agent to constitute part of the Escrow Fund.
(e)The Buyer, the Company and the ESOT further agree, upon request, to provide the other parties with all information that any party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.
7.4Control of Audits. After the Closing Date, the Company shall control the conduct, through counsel of its own choosing, of any Contest involving any asserted Tax Liability or refund with respect to the Company or any of its Subsidiaries.
7.5Certain Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement shall be paid by the Company when due and, if required by applicable law, the Buyer and the ESOT will join in the execution of any such Tax Returns and other documentation.
7.6Election under Code Section 338(h)(10).
(a)Buyer and the ESOT shall join in an election under Code Section 338(h)(10) (and any corresponding elections under foreign, state or local Tax law) with respect to the sale and purchase of the Purchased Securities hereunder (“Section 338(h)(10) Election”). The ESOT shall cooperate fully with Buyer in making the Section 338(h)(10) Election, including causing IRS Form 8023 and all other forms, returns, elections, schedules, and documents required to effect the Section 338(h)(10) Election (the “338(h)(10) Forms”) to be executed and delivered to Buyer at the Closing as provided in Section 8.1(r). The Buyer shall be authorized to complete the 338(h)(10) Forms in accordance with the provisions of this Agreement and file the 338(h)(10) Forms with the applicable governmental authorities.
(b)Buyer and ESOT shall prepare the 338(h)(10) Forms based on the Agreed Asset Valuation described in Section 7.6(d), and shall allocate the aggregate deemed sales price (within the meaning of Treasury Regulations Section 1.338-4) of the Company assets deemed sold, and the adjusted grossed-up basis (within the meaning of Treasury Regulations Section 1.338-4) of the assets of the Company and its Subsidiaries deemed purchased, in accordance with Treasury Regulations Section 1.338-4 and the other requirements of the Code, including any adjustments thereto required under Treasury Regulations Section 1.338-4, based in each case upon the Agreed Asset Valuation. Buyer shall prepare and cause to be timely filed respective income Tax Returns and the 338(h)(10) Forms for the taxable year in which the Closing occurs giving effect to the valuation and allocation procedures set forth in this Section 7.6.
(c)Consistent with Section 7.6(a), the ESOT shall join in timely making (or causing to be timely made) the Section 338(h)(10) Election, including timely executing any IRS Form 8023. The ESOT shall at all times cooperate with Buyer in the making of the Section 338(h)(10) Election and executing such 338(h)(10) Forms. Prior to the Closing, the ESOT shall not revoke the Company’s election to be taxed as, or take or allow any action (other than the

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transactions contemplated by this Agreement) that would result in the termination of the Company’s status as, a validly existing S corporation with the meanings of Code Section 1361, the Treasury Regulations promulgated thereunder or any analogous or similar provision of state or local Law.
(d)The Buyer and the ESOT agree that for purposes of reporting the effects of the Section 338(h)(10) Election, the value of the assets of the Company and its Subsidiaries deemed sold by any “old T” under applicable Treasury Regulations and the value of the assets deemed purchased by “new T” under applicable Treasury Regulations, shall be set forth on an allocation schedule (the “Allocation Schedule”) to be prepared by Buyer and delivered to the ESOT within one hundred and twenty (120) calendar days following the Closing Date. The parties hereto agree that such amounts will be adjusted in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder as a result of any adjustments to the Closing Purchase Price pursuant to Article 1 hereof or any other provision of this Agreement (such valuation, the “Agreed Asset Valuation”).
(e)As a result of making the Section 338(h)(10) Election, the taxable year of the Company will close for federal income Tax purposes at the end of the day on the Closing Date in accordance with Treasury Regulations Section 1. 338(h)(10)-1(d)(2), resulting in a closing of the books of the Company.
(f)The ESOT, the Company and the Buyer shall (i) treat and report the Transaction in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax and (ii) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

ARTICLE 8.
CONDITIONS TO CLOSING
8.1Conditions to Obligations of the Buyer. Unless waived in writing by the Buyer, the obligation of the Buyer hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:
(a)Representations and Warranties True. Each of the representations and warranties contained in (i) Sections 2.1, 2.2, 2.4, and 2.7 and Article 3 shall be true and correct in all respects and (ii) any other section of Article 2 of this Agreement shall be true and correct in all material respects (without giving effect to any materiality, Material Adverse Effect or similar qualifier), in each case, as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of such date.
(b)Covenants Performed. Each of the ESOT, the Company and its Subsidiaries shall have performed and complied in all material respects with each of the covenants, agreements and conditions required to be performed or complied with by them hereunder on or prior to the Closing Date.
(c)Compliance Certificate. The Buyer shall have received a certificate of the Company certifying as to the matters set forth in Sections 8.1(a) and (b).

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(d)Required Consents Received. The Company shall have obtained and delivered to the Buyer copies of all Required Consents listed on or required to be listed on Schedule 2.5 and marked with an asterisk, in a form reasonably satisfactory to the Buyer, and no such Required Consents shall have been withdrawn, suspended or conditioned.
(e)No Injunction. The consummation of the Transactions shall not violate any order, decree or judgment of any court, arbitrator or Governmental Entity having competent jurisdiction, and no Action that seeks to enjoin, restrain, or prohibit the consummation of the Transactions shall have been commenced.
(f)Certificates; Documents. The Buyer shall have received copies of each of the following for the Company certified to its satisfaction by an officer of the Company: (i) the Company’s certificate of incorporation, as amended, certified by the Secretary of State of Oregon as of a recent date; (ii) a certificate of the Secretary of State of Oregon as of a recent date as to the legal existence and good standing of the Company; (iii) the Company’s by-laws, as amended; (iv) the requisite corporate votes and resolutions authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions by the Company; and (v) evidence as of a recent date of the qualification of the Company as a foreign entity in the jurisdictions listed on Schedule 2.3. The Buyer shall have also received (a) copies of each of the following for each Subsidiary certified to its satisfaction by an officer of such Subsidiary: (x) each Subsidiary’s organizational documents, certified by the appropriate governmental authority as of a recent date, (y) a certificate as to each Subsidiary’s legal existence and good standing, certified by the appropriate governmental authority as of a recent date and (z) each Subsidiary’s by-laws, operating agreement or equivalent governing document, as amended and (b) copies of the following with respect to the ESOT: (x) the organizational documents of the ESOT and (y) a copy of the ESOP. The Buyer shall also have received such other certificates, documents and materials as it shall reasonably request.
(g)Escrow Agreement. The Buyer, the ESOT and U.S. Bank, National Association, as escrow agent (the “Escrow Agent”), have entered into the Escrow Agreement in substantially the form attached hereto as Exhibit 8.1(g) (the “Escrow Agreement”).
(h)Pre-Closing Deliveries.
(i)The Company shall have delivered the items, certificates and documents required by Section 1.3(b).
(ii)The amount of Purchased Cash shall not be less than $2,000,000, nor more than $4,000,000.
(i)Delivery of Certificates. The Company, individually and on behalf of the ESOT, shall have delivered to the Buyer all stock certificates evidencing the Purchased Securities, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer, and with any required stock transfer tax stamps affixed, if any.
(j)Fairness Opinion. The ESOT shall have delivered to the Buyer a copy of the Fairness Opinion.

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(k)Trustee Certificate. The Trustee shall have delivered a trustee certificate reasonably acceptable to the Buyer dated as of the Closing Date that the Trustee has (i) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein, and (ii) determined that the sale of the Company Securities is in the best interest of the ESOP Participants.
(l)Benefit Plans.
(i)ESOP Termination. The Company shall have delivered to the Buyer evidence of action by the Company’s board of directors of a written resolution in a form to terminate the ESOP effective as of the date immediately prior to the date of Closing.
(ii)Specified Benefit Plans. The Company shall have delivered to the Buyer evidence of action by the Company’s board of directors of a written resolution in a form to terminate each of the Specified Benefit Plans.
(m)Director and Officer Resignations. Except as set forth in Schedule 8.1(m), the Company shall have delivered to the Buyer executed resignations and releases effective as at Closing of each director and officer of the Company and its Subsidiaries specified by Buyer in writing. The directors and officers of Lindsay Forest Products, Inc. and Lindsay Forest Products, LTD will be as specified in Schedule 8.1(m).
(n)R&W Policy. The applicable insurer shall have bound coverage under the R&W Policy and such policy shall be in full force and effect as of the execution and delivery of this Agreement.
(o)No Material Adverse Effect. No Material Adverse Effect shall have occurred.
(p)Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions and all other legal matters required for such Transactions shall have been reasonably satisfactory to counsel for the Buyer.
(q)Withholding Certificate. The Company shall have delivered to the Buyer a properly executed IRS Form W-9 in a form reasonably acceptable to the Buyer.
(r)338(h)(10) Forms. The Company and the Trustee, on behalf of the ESOT, shall have delivered to the Buyer properly executed 338(h)(10) Forms executed by the Company and the ESOT, in a form reasonably acceptable to the Buyer.
(s)D&O Tail Policy. The Company shall have obtained the D&O Tail Policy.
(t)Affiliate Agreements. The Company shall have terminated each of those agreements listed on Schedule 2.29 (other than those marked with an asterisk) and each such agreement shall be of no further force and effect.

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(u)HSR Act. The waiting period under the HSR Act applicable to the Transactions contemplated by this Agreement shall have expired or been terminated.
(v)Data Room. The Company shall have delivered to the Buyer a true, complete and accurate electronic copy of the virtual data room established by the Company in connection with the Transactions as of immediately prior to the signing of this Agreement and as of the Closing.
8.2Conditions to Obligations of the Company and the ESOT. Unless waived in writing by the Trustee, the obligation of the ESOT and, to the extent required, the Company, hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:
(a)Representations and Warranties True. The representations and warranties of the Buyer contained in Article 4 shall be true and accurate in all material respects (disregarding any materiality or similar qualifiers) as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of such date.
(b)Covenants Performed. The Buyer shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it under this Agreement, including under Article 6, on or prior to the Closing Date, including payment of the Estimated Purchase Price (which may be thereafter adjusted pursuant to this Agreement).
(c)Compliance Certificate. The Company shall have received a certificate of the Buyer certifying as to the matters set forth in Sections 8.2(a) and (b) above.
(d)No Injunction. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court, arbitrator or Governmental Entity having competent jurisdiction.
(e)HSR Act. The waiting period under the HSR Act applicable to the Transactions contemplated by this Agreement shall have expired or been terminated.
(f)Fairness Opinion. The ESOT shall have obtained the Fairness Opinion.
(g)Satisfaction as to Prudence. The Trustee, as the independent fiduciary under the terms of the ESOT, shall have determined, in the sole exercise of its fiduciary discretion under ERISA, that the consummation by the ESOT of the transactions contemplated by this Agreement is prudent, is for the exclusive purpose of providing benefits to the ESOP Participants and beneficiaries of the ESOP, and does not constitute a prohibited transaction or otherwise violate ERISA, and the Trustee shall have therefore decided to consummate the transactions contemplated by this Agreement.

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ARTICLE 9.
TERMINATION
9.1Termination. This Agreement and the Transactions contemplated hereby may be terminated at any time prior to the Closing:
(a)by mutual written consent of the Buyer and the Company;
(b)by the Buyer, if the ESOT and/or the Company or a Subsidiary thereof shall have breached or failed to perform in any material respect any of their respective obligations, covenants or agreements under this Agreement, or if any of the representations and warranties set forth in this Agreement shall not be true and correct to the extent set forth in Section 8.1(a), and such breach, failure or misrepresentation is not cured to the Buyer’s reasonable satisfaction within ten (10) days after the Buyer gives the ESOT or the Company, as applicable, written notice identifying such breach, failure or misrepresentation;
(c)by the ESOT or Company, if the Buyer shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Buyer set forth in this Agreement shall not be true and correct to the extent set forth in Section 8.2(a), and such breach, failure or misrepresentation is not cured to the reasonable satisfaction of the Company and the ESOT within ten (10) days after the Company or the ESOT gives the Buyer written notice identifying such breach, failure or misrepresentation;
(d)by the Buyer, if the conditions set forth in Section 8.1 become incapable of satisfaction;
(e)by the ESOT or Company, if the conditions set forth in Section 8.2 become incapable of satisfaction; or
(f)by the Buyer, Company or the ESOT, if the Closing shall not have occurred on or before March 1, 2024 or such other date, if any, as the Buyer, the Company and the ESOT may agree in writing (the “Termination Date”).
9.2Effect of Termination. If this Agreement is terminated as provided in Section 9.1, the parties shall have no further Liabilities or obligations hereunder except that (a) this Section 9.2, Section 9.3 and Article 11 shall survive and continue in full force and effect in accordance with their terms, and (b) each party shall remain liable for any material breach or violation of any representation, warranty, covenant, agreement or obligation contained in this Agreement.
9.3Termination Fee.
(a)In the event that this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(d), or Section 9.1(f) and the ESOT or the Company or its Subsidiaries consummates any Acquisition Proposal within twelve (12) months after such termination or the ESOT, Company or its Affiliates enters into a definitive agreement within twelve (12) months after such termination to effect any Acquisition Proposal that is subsequently consummated, then (i) the Company shall

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notify the Buyer thereof concurrent with the occurrence of such event, (ii) the Buyer shall then promptly notify the Company of the aggregate amount of expenses reasonably incurred by Buyer in connection with the proposed Transactions, not to exceed $1,500,000 (the “Termination Fee”), and (iii) the Company shall remit the Termination Fee to Buyer by wire transfer of same-day funds substantially concurrent with the consummation of the transactions contemplated by such Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 9.3(a) shall be payable only once with respect to this Section 9.3(a) and not in duplication even though such payment may be payable under one or more provisions hereof.
(b)    The parties acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer would not enter into this Agreement. In the event that the Company fails to pay the Termination Fee when due, the term “Termination Fee” shall be deemed to include the reasonable costs and expenses actually incurred or accrued by the Buyer (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).
ARTICLE 10.
SURVIVAL; INDEMNIFICATION
10.1Survival. The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation or finding made by or on behalf of any party hereto. No claim for a breach or inaccuracy of any representation or warranty contained herein shall be brought more than eighteen (18) months following the Closing Date, except for:
(a)claims arising out of any of the representations and warranties contained in Article 3, Article 4 or Sections 2.1 (Organization, Power and Standing), 2.2 (Subsidiaries), 2.4 (Due Authorization), 2.5 (No Conflict; Required Consents and Approvals), 2.6 (Validity and Enforceability), 2.7 (Capitalization), 2.29 (Affiliate Transactions) or 2.30 (Brokers), which shall survive for thirty-six (36) months after the Closing Date; and
(b)claims arising out of the representations and warranties contained in Section 2.21 (Tax Matters), 2.24 (ERISA; Compensation and Benefit Plans), 2.25 (Status of Qualified Retirement Plans), or 2.26 (Environmental Matters), which shall survive until ninety (90) days after the expiration of all statutes of limitations (including all extensions thereof) applicable to the underlying subject matter being represented, but in no case longer than seven (7) years following the Closing Date.
In addition, no claims relating to the covenants set forth in Section 6.3 may be brought subsequent to three (3) years following the Closing Date.
The representations and warranties specified in Sections 10.1(a) and 10.1(b) are sometimes collectively referred to herein as the “Fundamental Representations”.

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Notwithstanding the foregoing, any claim or claims asserted in writing by notice from the applicable non-breaching party to the breaching party prior to the expiration date of the applicable survival period (and any subsequent claim or claims based on substantially the same facts) shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
10.2Indemnification of Buyer Indemnified Parties. Subject to the applicable limitations of this Article 10, the ESOT shall indemnify and hold the Buyer and its Affiliates (subsequent to the Closing, including the Company and its Subsidiaries) and each of their respective directors, officers, managers, employees, agents and other representatives (the “Buyer Indemnified Parties”) harmless from and against, and compensate and reimburse the Buyer Indemnified Parties for, all claims, Liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature (and whether direct or in connection with a third party claim) (collectively, “Losses”), in any way arising out of, relating to or based on (i) any breach or inaccuracy of any of the representations or warranties set forth in Article 2, Article 3, or the certificate referenced in Section 8.1(c), or any third party claim arising out of or relating to any such breach or inaccuracy or any third party claim alleging facts that, if true, would constitute such a breach or inaccuracy of a representation or warranty set forth in Article 2, Article 3, or the certificate referenced in Section 8.1(c); (ii) any breach or violation of the covenants or agreements of the Company or its Subsidiaries set forth in this Agreement required to be performed prior to or at the Closing; (iii) any breach or violation of the covenants or agreements of the ESOT set forth in this Agreement; (iv) the failure of any portion of the Closing Company Indebtedness, Closing ESOT Indebtedness, the Transaction Expenses to be paid at or prior to the Closing and/or deducted from the Closing Purchase Price; (v) any claim by any Person, seeking to assert, or based upon (A) ownership or rights to ownership of any equity of the Company or any Subsidiary or (B) any rights under the governance instruments of the Company or any of its Subsidiaries related to pre-Closing claims; (vi) Fraud by or on behalf of the Company or a Subsidiary of the Company or the ESOT; (vii) any Indemnified Taxes; or (viii) any of the matters set forth on Schedule 10.2(a).
10.3Indemnification of ESOT. Subject to the applicable limitations of this Article 10, the Buyer shall indemnify and hold the ESOT harmless from and against, and compensate and reimburse such Person for, all Losses arising out of or relating to any breach or inaccuracy of the representations, warranties, covenants or agreements of the Buyer set forth in this Agreement.
10.4Indemnification Limits.
(a)The indemnification obligations of ESOT pursuant to Section 10.2 (or otherwise related to the transactions specified in this Agreement) shall not exceed the amount of the Escrow Fund. Subject to the terms and conditions of the Escrow Agreement, promptly following January 1, 2027, the parties shall cause the Escrow Agent to disburse to the ESOT the full amount of the Escrow Fund as of such date less any then-pending claimed amounts.
(b)For purposes of clarity, no Buyer Indemnified Party shall have any claims for indemnification against the ESOT Distribution Retention Amount in connection with the ESOT’s indemnification obligations under Section 10.2.

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(c)For all purposes of this Article 10, when determining whether a representation or warranty of the Company or its Subsidiaries or the ESOT is inaccurate or has been breached, and the amount of the Losses, any Material Adverse Effect or other materiality qualifier contained in any such representation or warranty will be disregarded.
(d)The Buyer Indemnified Parties may not (individually or collectively) collect on a claim against the Escrow Fund pursuant to this Article 10 (it being agreed this Section 10.4(d) shall not apply to disbursements pursuant to Section 1.5 hereof) until the aggregate amount of Losses exceeds $100,000, at which time the Buyer Indemnified Parties may recover the entirety of such Losses.
10.5Procedures for Indemnification of Third Party Claims.
(a)A party or parties entitled to indemnification hereunder with respect to a third party claim (the “Indemnified Party”) will give the party or parties required to provide such indemnification (the “Indemnifier”) reasonably prompt written notice of any Action instituted by any third party (in each case, a “Third Party Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder; provided that the failure to provide reasonably prompt notice shall not relieve the Indemnifier of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnifier is actually and materially prejudiced by the failure of the Indemnified Party to provide such prompt notice.
(b)If the Indemnifier provides written notice to the Indemnified Party stating that the Indemnifier (i) is responsible for the entire Third Party Claim and (ii) waives the provisions of Section 10.4 with respect to such Third Party Claim, within ten (10) days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Third Party Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Third Party Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided, that the Indemnifier may not assume the defense of any Third Party Claim (A) that the Buyer believes in good faith is having or could reasonably be expected to have a material and adverse effect on the Buyer, the Company or any of their Subsidiaries, (B) that relates to or arises in connection with any criminal matter, (C) unless the Indemnifier demonstrates to the Indemnified Party’s reasonable satisfaction that the Indemnifier is able to pay the entire Third Party Claim, (D) that involves any current or prospective business relationship with the Company or its Affiliates, including any customer or supplier, (E) if an actual or potential conflict of interest exists between the Indemnifier and the Indemnified Party that precludes effective joint representation, (F) that is brought, commenced or joined by a Governmental Entity, or (G) if legal defenses are available to any Indemnified Party that are different from or additional to those available to the Indemnifier; and provided further, that the Indemnifier may not enter into a settlement of any Third Party Claim without the written consent of the Indemnified Party unless such settlement provides the Indemnified Party with a full release from such Third Party Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified. In the event that the Indemnifier does not assume the defense of a Third Party Claim or is prohibited from doing so, or if at any time the Indemnifier has failed or is failing to vigorously prosecute or defend a Third Party Claim, the Buyer Indemnified Parties may initiate, assume or defend the defense of or

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otherwise deal with such Third Party Claim in good faith with counsel of its choice and be fully indemnified therefor. Notwithstanding anything to the contrary in this Section, the Indemnified Party may participate in any Action with counsel of its choice and at its expense.
(c)The parties will cooperate reasonably with each other in connection with the defense of any Third Party Claim. The parties shall not take any action with respect to any claim (including but not limited to any Third Party Claim) that could reasonably be expected to conflict with any rights of the R&W Insurer under the R&W Policy, or conflict with, or cause any Buyer Indemnified Party to breach any of its obligations under, any terms of the R&W Policy. In the event of any conflict between this Section 10.5 and the terms of the R&W Policy, the terms of the R&W Policy shall control, except that R&W Insurer will not have any rights (including rights of subrogation) against ESOT, Trustee, Company or any Affiliate of Company, or any officer, director, manager, shareholder, agent, employee or attorney of Company or any Affiliate of Company, other than in the case of Fraud.
10.6No Contribution. Notwithstanding anything contained in any statute, organizational documents or agreement to the contrary, neither the ESOT, the Trustee, nor any of their respective Affiliates (including any director, officer, manager, employee, agent or other representative of any of the foregoing) shall have any right of contribution, subrogation, indemnification, advancement of expenses or other claim against the Company or its Subsidiaries with respect to any claims by Buyer or any other Buyer Indemnified Party in respect of this Agreement, any other Transaction Document or the Transactions. For purposes of clarity, this Section 10.6 does not limit employees of the Company or its Subsidiaries from making claims against the Company or its Subsidiaries with respect to matters other than as related to this Agreement, the Transaction Documents or the Transactions, including with respect to Benefit Plans (other than the ESOT).
10.7Representations and Warranties Policy. Nothing contained in this Agreement shall in any way restrict the ability of the Buyer Indemnified Parties to make any claim or recover any losses under the R&W Policy.
10.8Right of Set-Off. If the ESOT has not satisfied in cash any indemnification obligation owed by it hereunder, the Buyer or any of its Affiliates may, at their discretion, to the extent permitted by applicable Legal Requirements, and to the extent allowed under this Agreement, may set-off any amounts due and owing from any Buyer Indemnified Party to the ESOT and/or the Trustee against such unpaid indemnification obligation.
10.9Reduction for Insurance. The amount of any Losses that are subject to indemnification under this Article 10 shall be reduced by the amount by which (a) any insurance proceeds received by the indemnified party relating to such Loss exceeds (b) the amount of expenses incurred by such indemnified party in procuring such insurance recovery, including Taxes and reasonable legal fees and expenses and any prospective or increased premiums or costs (including, without limitation any applicable deductibles, co-payments, premium increases, “retro premium” adjustments and similar costs or payments) as a result of such claim for which insurance proceeds are received. This Section 10.9 shall only apply to recoveries under the R&W Policy in respect of such Loss in excess of $1,491,900 and then only to the amount of such excess.

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10.10Exclusive Remedy. From and after the Closing, subject to any other provisions of this Agreement, the indemnification provisions of this Article 10 shall be the exclusive remedy of the parties with respect to any breach or violation of this Agreement, except (a) that the Buyer Indemnified Parties, the Company and the ESOT may seek declaratory, injunctive or equitable relief in connection with any actual or threatened breach of this Agreement and (b) to the extent that a Buyer Indemnified Party suffers Losses as a result of Fraud of the Trustee.
10.11No Effect. The rights to indemnification of any party set forth in this Article 10 shall not be affected by any knowledge acquired or capable of being acquired by such party, or any waiver by such party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants hereunder.

ARTICLE 11.
MISCELLANEOUS
11.1Notices. Any notice, demand or communication to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if sent via certified mail, return receipt requested, three business days after being mailed, (b) if sent via a recognized overnight or next day delivery service, one business day after being given to such delivery service, (c) if sent via electronic mail or similar electronic transmission, as of the date sent or (d) if delivered personally or by any other means, as of the date received, and in each case shall be addressed to such party at its address set forth below (or such other address as it may from time to time designate in a notice given in accordance with this Section 11.1):
(a)if to the Company, prior to the Closing, to:
Key Knife, Inc.
19100 SW 125th Court
Tualatin, OR 97062
Attention: Christopher W. McDonald
with a copy (which shall not constitute notice) to:

Sussman Shank, LLP
Attn: Darin D. Honn
1000 SW Broadway, Suite 1400
Portland, OR 97205

(b)if to the ESOT, to:

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Key Knife, Inc. Employee Stock Ownership Trust
Argent Trust Company
Attn: Marc Hansberger, Senior VP
1100 Abernathy Road
500 Northpark Suite 550
Atlanta, GA 30328
Phone: 855.504.1376
Email: mhansberger@argenttrust.com

with a copy (which shall not constitute notice) to:

Warner Norcross + Judd LLP
Attn: Matthew D. Johnson
150 Ottawa Avenue NW, Suite 1500
Grand Rapids, MI 49503
Direct: (616) 752-2529
Email: mjohnson@wnj.com

(c)if to the Buyer or, after the Closing, the Company, to:
Kadant Inc.
One Technology Park Drive
Westford, MA 01886
Attention: Stacy D. Krause, Vice President, General Counsel and Secretary
E-mail: stacy.krause@kadant.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: John R. Pitfield
E-mail: jpitfield@choate.com

11.2No Waiver; Nonexclusive Remedies. No failure or delay of any party in exercising any right, power or remedy hereunder or relating hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder or relating hereto preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The rights and remedies under this Agreement are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.
11.3Amendments and Waivers. The provisions of this Agreement shall not be modified, amended or waived at any time except by a writing signed by the Buyer and the ESOT, and any such modification, amendment or waiver shall be binding on each of the parties hereto.

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11.4Choice of Law; Forum. This Agreement, and any dispute arising under or relating to this Agreement or the Transactions, shall in all respects, be governed by and construed in accordance with the internal substantive and procedural laws of the State of Delaware, without regard to any conflicts of laws principles. The parties irrevocably and unconditionally (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware (the “Courts”) for the purpose of any Action arising under or relating to this Agreement, (b) agree not to commence any Action arising under or relating to this Agreement except in the Courts or to enforce a judgment or order of a Court, and (c) waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action, any claim that such party is not subject personally to the jurisdiction of the Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by the Courts. Each of the parties irrevocably and unconditionally consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.
11.5WAIVER OF JURY TRIAL. EACH PARTY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR OTHERWISE RELATES TO THIS AGREEMENT OR IN CONNECTION WITH IT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
11.6Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but the rights, interests and obligations hereunder of a party hereunder may not be assigned without the prior written consent of the other parties hereunder; provided that the Buyer and, subsequent to the Closing, the Company may each assign its rights and obligations hereunder to any of its Affiliates or to any future owner of the Company or its assets or may collaterally assign its rights under this Agreement to any lender to the Buyer, the Company or any of their respective Affiliates as security to such lender.
11.7Entire Agreement. This Agreement, together with the other Transaction Documents and the exhibits, schedules and annexes attached hereto, embodies the entire agreement and understanding among the parties and their respective Affiliates with respect to the subject matter hereof and the matters covered hereby and supersedes all prior discussions, understandings and agreement concerning such matters.
11.8Schedules and Exhibits. All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement. All Schedules delivered with this Agreement shall be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement,

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and the disclosures in such Schedules shall qualify only the corresponding Sections and Subsections contained in this Agreement, unless otherwise expressly provided herein.
11.9Counterparts. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
11.10Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein. In the event of any Action under or in connection with this Agreement, the non-prevailing party or parties in such Action shall reimburse the prevailing party or parties on demand for all reasonable out-of-pocket expenses (including reasonable legal fees and other costs) incurred by the prevailing party or parties in connection with and preparation for such Action.
11.11No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall be construed as giving any third party any right, remedy or claim under or in respect of this Agreement or any provision hereof.
11.12Publicity. No party shall issue a press release or make any other public announcement, or provide any information to industry press, analysts or the like for purposes of publicity, concerning the Transactions without the prior written consent of the Buyer and the ESOT, except to the extent required by applicable Legal Requirement or stock exchange rule, or as otherwise consistent with previously approved or required statements.
11.13Further Assurances. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably requested by any other party to carry out the provisions hereof and to give effect to the Transactions, in each case at the expense of the requesting party.
11.14Specific Performance.
(a)In addition to any and all other remedies that may be available hereunder in the event of any breach of this Agreement, the parties shall be entitled to specific performance of the agreements and obligations of the parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without bond or other security being required.
(b)Each party agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) another party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason

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at law or in equity. Each of the parties hereby waives any requirement under applicable Legal Requirements to post a bond or other security as a prerequisite to obtaining equitable relief.
11.15Construction of Agreement.
(a)Business Days and Calculation of Days. Any reference to a “business day” shall mean any day except Saturday, Sunday, and nationally recognized holidays or any other day on which the principal chartered banks in New York City and/or Portland, Oregon are closed for business. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next business day.
(b)Dataroom. As used in this Agreement, when any information or document is referred to as “posted in the data room” or by any similar language, it is agreed and understood that irrespective of the manner, method or mode of initial delivery, no information and no document shall be considered to have been “delivered,” “provided” or “made available” unless such information or document was uploaded to the virtual data room created by the Company and was available to view, download and print in unredacted form by the Buyer no later than two (2) business days prior to the date hereof, unless otherwise agreed in writing by Buyer referencing this Section 11.15(b).
(c)No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other Transaction Documents, this Agreement and such other Transaction Documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other Transaction Documents.
(d)Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.
(e)Currency. Unless otherwise specified herein, any references to “dollars”, “$” or other dollar amounts in this Agreement shall mean the lawful currency of the United States.
(f)Pronouns. All word and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.
(g)Legal Requirements and Documents. Unless otherwise specified, (i) any references herein to any Legal Requirement shall be construed as a reference thereto as amended, restated and supplemented from time to time, and (ii) any reference to this Agreement or any other document is a reference to this Agreement or such document as amended, restated and supplemented from time to time and includes all schedules and exhibits thereto.

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(h)References to this Agreement. The words “hereof,” “herein,” “hereto,” “hereunder,” “hereby,” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.
(i)Including. Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation.”
(j)Severability. Except for (a) the obligation to deliver the Purchased Securities to Buyer as specified in Section 1.1 of this Agreement and (b) Buyer’s obligation to pay the Closing Payment to the Trustee pursuant to Section 1.4 of this Agreement, which obligations are dependent, this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.
11.16Actions as Trustee. Trustee has executed and delivered this Agreement not in its corporate capacity, but solely in its capacity as the trustee of the ESOT; provided however, notwithstanding any other provision of this Agreement, the Trustee has executed and delivered this Agreement and the other agreements, instruments and documents of the Trustee contemplated hereby or by the Transactions (“Trustee Transaction Documents”) solely with respect to the terms and conditions specifically set forth herein. The performance of the Trustee Transaction Documents by Trustee, and all duties, obligations, and liabilities of Trustee under the agreements contemplated hereby, will be undertaken by Trustee only in its capacity as the trustee of the ESOT.
ARTICLE 12.
DEFINITIONS
The following terms, as used in this Agreement, have the meanings given to them where indicated below:

Term	Section or Place Where Defined
338(h)(10) Forms	Section 7.6(a)
Accounting Principles	Section 1.3(a)
Accounts Receivable	Section 2.14
Accrued Bonuses	Section 1.3(a)
Acquisition Proposal	Section 1.3(a)
Action	Section 1.3(a)
Adequate Consideration	Section 1.3(a)
Affiliate	Section 1.3(a)
Affordable Care Act	Section 2.24(j)
Agreed Asset Valuation	Section 7.6(d)
Agreement	Preamble

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Term	Section or Place Where Defined
Allocation Schedule	Section 7.6(d)
Amendment	Section 1.6(a)
Anti-Bribery Laws	Section 2.31
Balance Sheet	Section 2.8(a)
Balance Sheet Date	Section 2.8(a)
Base Purchase Price	Section 1.3(a)
Benefit Plans	Section 2.24(a)
Business	Section 2.1
business day	Section 11.15(a)
Buyer	Preamble
Buyer Indemnified Parties	Section 10.2
Buyer Transaction Documents	Section 4.2
Canadian Buyer	Preamble
CERCLA	Section 1.3(a)
Closing	Section 1.1
Closing Date	Section 1.2
Closing ESOT Indebtedness	Section 1.3(a)
Closing Company Indebtedness	Section 1.3(a)
Closing Payment	Section 1.3(a)
Closing Purchase Price	Section 1.3(a)
Closing Purchase Price Certificate	Section 1.5(a)
Closing Working Capital	Section 1.3(a)
Code	Section 2.21(b)
Company	Preamble
Company 401(k) Plan	Section 1.3(a)
Company Guarantees	Section 2.8(d)
Company Intellectual Property	Section 2.13(a)(ii)
Company Products	Section 2.13(a)(iii)
Company Securities	Introduction
Company Standard Terms	Section 2.17(c)
Company’s 2023 Contribution	Section 5.4(b)
Contest	Section 7.3(a)
Contract	Section 1.3(a)
control	Section 1.3(a)
Courts	Section 11.4
Disclosure Supplement	Section 5.14
Disputed Items Notice	Section 1.5(b)
DOL	Section 2.24(b)
D&O Tail Policy	Section 5.11
Environmental Law	Section 1.3(a)
Environmental Permits	Section 1.3(a)
ERISA	Section 2.24(a)
ERISA Affiliate	Section 2.24(d)
Escrow Agent	Section 8.1(g)

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Term	Section or Place Where Defined
Escrow Agreement	Section 8.1(g)
Escrow Amount	Section 1.3(a)
Escrow Fund	Section 1.3(a)
ESOP	Introduction
ESOP Expenses	Section 1.3(a)
ESOP Participants	Introduction
ESOT	Preamble
ESOT Distribution Retention Amount	Section 1.3(a)
ESOT Trust Agreement	Section 1.3(a)
Estimated Accrued Bonuses	Section 1.3(b)
Estimated Closing ESOT Indebtedness	Section 1.3(b)
Estimated Closing Working Capital	Section 1.3(b)
Estimated Closing Company Indebtedness	Section 1.3(b)
Estimated Purchase Price	Section 1.3(a)
Estimated Purchase Price Certificate	Section 1.3(b)
Estimated Purchased Cash	Section 1.3(b)
Estimated Transaction Expenses	Section 1.3(b)
Export Control Rules	Section 2.20
Fairness Opinion	Section 1.3(a)
Final Accrued Bonuses	Section 1.3(a)
Final Closing Company Indebtedness	Section 1.3(a)
Final Closing ESOT Indebtedness	Section 1.3(a)
Final Closing Working Capital	Section 1.3(a)
Final Purchased Cash	Section 1.3(a)
Final Transaction Expenses	Section 1.3(a)
Financial Statements	Section 2.8(b)
Fraud	Section 1.3(a)
Fundamental Representations	Section 10.1
GAAP	Section 1.3(a)
Governmental Entity	Section 1.3(a)
handles	Section 2.13(a)(i)
Haskins Canada	Section 1.3(a)
Hazardous Substances	Section 1.3(a)
HSR Act	Section 2.5
Indebtedness	Section 1.3(a)
Indemnified Party	Section 10.5(a)
Indemnified Taxes	Section 1.3(a)
Indemnifier	Section 10.5(a)
Independent Accounting Firm	Section 1.5(c)
Independent Financial Advisor	Section 2.25(e)
Insurance Policies	Section 2.28
Intellectual Property	Section 2.13(a)(i)
IP Licenses	Section 2.13(c)
IRS	Section 1.3(a)

11552395v19

Term	Section or Place Where Defined
IRS Determination Letter	Section 1.3(a)
IT Assets	Section 2.27(a)
Key Knife Canada	Preamble
Key Knife Canada Closing	Section 1.1
Key Knife Canada Securities	Introduction
Key Knife Canada Securities Purchase Price	Section 1.3(a)
Key Knife US Closing	Section 1.1
Knowledge of the Company	Section 1.3(a)
Latest Balance Sheet	Section 2.8(a)
Leased Property	Section 2.11(b)
Legal Requirements	Section 2.18
Liabilities	Section 1.3(a)
Liens	Section 1.1
Lindsey	Section 2.8(a)
Losses	Section 10.2
Material Adverse Effect	Section 1.3(a)
Material Contract(s)	Section 2.10
Material Contract Amount	Section 2.10(a)
Material Customers	Section 2.17(a)
Material Vendors	Section 2.17(a)
Multiemployer Plan	Section 2.24(d)
Non-U.S. Benefit Plan	Section 2.24(a)
Organizational Documents	Section 1.3(a)
Other Guarantees	Section 2.8(d)
Owned Property	Section 2.11(a)
.pdf	Section 11.9
Permits	Section 2.19
Permitted Liens	Section 1.3(a)
Person	Section 1.3(a)
Personal Information	Section 2.27(b)
Persons of Knowledge	Section 1.3(a)
pre-Closing Indemnitee	Section 5.11
Pre-Closing Taxable Periods	Section 7.1
Purchased Cash	Section 1.3(a)
Purchased Securities	Introduction
R&W Insurer	Section 1.3(a)
R&W Policy	Section 1.3(a)
Real Property	Section 2.11(b)
Real Estate Leases	Section 2.11(b)
Registered Company Intellectual Property	Section 2.13(b)
Release	Section 1.3(a)
Remedies Exception	Section 2.6
Required Consents	Section 2.5
Review Period	Section 1.5(b)

11552395v19

Term	Section or Place Where Defined
Section 338(h)(10) Election	Section 7.6(a)
Specified Benefit Plans	Section 5.10(a)
Subsidiary	Section 1.3(a)
Subsidiary Disposition(s)	Section 5.13
Tax or Taxes	Section 2.21(a)(i)
Tax Returns	Section 2.21(a)(ii)
Termination Date	Section 9.1(f)
Termination Fee	Section 9.3(a)
Third Party	Section 1.3(a)
Third Party Claim	Section 10.5(a)
Transaction Documents	Section 2.4
Transaction Expenses	Section 1.3(a)
Transactions	Introduction
Trustee	Introduction
Trustee Transaction Documents	Section 11.16
Union	Section 2.23(b)
US Buyer	Preamble
VEBA	Section 2.24(a)

11552395v19

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

KEY KNIFE, INC.

By: /s/ Christopher W. McDonald
Name: Christopher W. McDonald
Title: President

KEY KNIFE CANADIAN INVESTMENTS CORPORATION

By: /s/ Christopher W. McDonald
Name: Christopher W. McDonald
Title: President

KEY KNIFE, INC., EMPLOYEE STOCK OWNERSHIP TRUST

By: Argent Trust Company, not in its corporate capacity, but solely in its capacity as the Transactional Trustee of the Key Knife, Inc. Employee Stock Ownership Trust

By: /s/ Marc Hansberger Marc Hansberger, Senior Vice President, not in his individual capacity but solely as a duly authorized officer of Argent Trust Company as Transactional Trustee

11552395v19

KADANT INC.

By: /s/ Jeffrey L. Powell
Name: Jeffrey L. Powell
Title: President & CEO

KADANT CANADA CORP.

By: /s/ Michael C. Colwell
Name: Michael C. Colwell
Title: President

11552395v19